UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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QUIKSILVER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUIKSILVER, INC.

15202 Graham Street

Huntington Beach, California 92649

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 20, 2012

To The Stockholders of Quiksilver, Inc.:

The Annual Meeting of Stockholders of Quiksilver, Inc. will be held at our headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Tuesday, March 20, 2012, at 10:00 a.m. local time, for the following purposes:

1. To elect 9 directors to serve on our board of directors until the next annual meeting of stockholders or until their successors are duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

At the annual meeting, the board of directors intends to present William M. Barnum, Jr., Joseph F. Berardino, James G. Ellis, Charles S. Exon, M. Steven Langman, Robert B. McKnight, Jr., Robert L. Mettler, Paul C. Speaker and Andrew W. Sweet as nominees for election to the board of directors.

The board of directors recommends stockholders vote FOR each of the director nominees listed above.

All stockholders are cordially invited to attend the annual meeting in person. Only stockholders of record at the close of business on January 20, 2012 will be entitled to vote at the annual meeting or any adjournment or postponement of the meeting.

A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly execute the enclosed proxy and return it in the enclosed addressed envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

By Order of the Board of Directors,

QUIKSILVER, INC.

ROBERT B. McKNIGHT, JR.
Chairman of the Board, Chief Executive Officer and President

Huntington Beach, California

February 8, 2012

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

QUIKSILVER, INC.

15202 Graham Street

Huntington Beach, California 92649

ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 20, 2012

PROXY STATEMENT

General

The enclosed proxy is solicited by the board of directors of Quiksilver, Inc. for use at our Annual Meeting of Stockholders to be held at our headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Tuesday, March 20, 2012, at 10:00 a.m. local time, and any and all adjournments or postponements of the meeting. We intend to make this proxy statement and form of proxy available to our stockholders beginning on February 8, 2012.

Voting; Quorum; Abstentions and Broker Non-Votes

The specific proposal to be considered and acted upon at the annual meeting is summarized in the accompanying notice and is described in more detail in this proxy statement. Only holders of record of the 165,445,247 shares of our common stock outstanding at the close of business on January 20, 2012 will be entitled to notice of and to vote at our annual meeting or any adjournment or postponement of such meeting. On each matter to be considered at our annual meeting, stockholders will be entitled to cast one vote for each share held of record on January 20, 2012.

The required quorum for the transaction of business at the annual meeting is a majority in voting power of the issued and outstanding shares of our common stock entitled to vote at the annual meeting, whether present in person or represented by proxy. Our bylaws provide that unless otherwise provided by our certificate of incorporation, our bylaws, the rules and regulations of any stock exchange applicable to us or applicable law or regulations, all matters other than the election of directors coming before the annual meeting will be decided by the vote of the holders of a majority in voting power of the shares of stock entitled to vote thereon present in person or represented by proxy at the annual meeting. Votes cast at the annual meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting. Shares of stock represented by a properly signed and returned proxy will be treated as present at the meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining. Shares of stock represented by “broker non-votes” will also be treated as present for purposes of determining a quorum. Broker non-votes are shares of stock held in record name by brokers or nominees as to which:

•	instructions have not been received from the beneficial owners or persons entitled to vote;

•	the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or

•	the record holder has indicated on the proxy card or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter.

Directors will be elected by a plurality of the votes cast. As a result, the 9 nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will not affect the election of a nominee who receives a plurality of votes.

Proxies

All shares represented by a properly executed, unrevoked proxy received in time for our annual meeting will be voted in the manner specified in such proxy. The board of directors recommends that you vote FOR each of the director nominees identified in Proposal 1. If the manner of voting is not specified in an executed proxy received by us, the proxy holders will vote as the board of directors recommends on the proposal. The named proxy holders may vote in their discretion upon such other matters as may properly come before the meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to our corporate Secretary, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.

Solicitation

We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers and employees in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing and returning the enclosed proxy card will help to avoid additional expense.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 20, 2012: Copies of this Proxy Statement, the form of Proxy and our 2011 Annual Report to Stockholders are available online at http://www.quiksilverinc.com/proxy. Stockholders wishing to attend the annual meeting in person may obtain directions by contacting us at (714) 889-2200.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our directors are elected at each annual stockholders meeting and hold office until the next annual stockholders meeting or until their respective successors are duly elected and qualified. Our bylaws provide that the number of directors constituting the board of directors will be determined by resolution of the board. The number of directors currently authorized is 10, however, the number of authorized directors will be reduced to 9 immediately prior to the election of directors at the annual meeting.

All 9 nominees for election to the board of directors are currently serving as directors on our board. Unless individual stockholders specify otherwise, the shares represented by each returned proxy will be voted FOR the election of the 9 nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our board of directors. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors.

The following sets forth certain information concerning our nominees as of January 15, 2012:

Name	Age	Director Since	Positions with Quiksilver
William M. Barnum, Jr.	57	1991	Director
Joseph F. Berardino	61	2011	Director
James G. Ellis	65	2009	Director
Charles S. Exon	62	2005	Chief Administrative Officer, Secretary, General Counsel and Director
M. Steven Langman	50	2009	Director
Robert B. McKnight, Jr.	58	1976	Chief Executive Officer, President and Chairman
Robert L. Mettler	71	2010	Director
Paul C. Speaker	48	2010	Director
Andrew W. Sweet	40	2009	Director

William M. Barnum, Jr. currently serves as a director of several private companies, and has been a Managing Member of Brentwood Associates, a Los Angeles based venture capital and private equity investment firm since 1986. Prior to that, Mr. Barnum held several positions at Morgan Stanley & Co. Mr. Barnum graduated from Stanford University in 1976 with a B.A. in Economics and from the Stanford Graduate School of Business and Stanford Law School in 1981 with an M.B.A. and J.D. Mr. Barnum also serves on the board of directors of Zumiez, Inc., an action sports specialty retailer. Due to Mr. Barnum’s extensive experience in venture capital and private equity investment, he provides valuable perspective to our board discussions on financial and capital market issues. Additionally, his retail and action sports industry experience, as well as his public company board service, provides important insight to our board.

Joseph F. Berardino currently serves as a managing director at Alvarez & Marsal, a global professional services firm. Prior to joining Alvarez & Marsal in October 2008, Mr. Berardino was Chairman of the Board of Profectus BioSciences, a biotechnology company, from 2004 until September 2008, and served as its Chief Executive Officer from October 2005 until January 2008. He previously served as Vice-Chairman of Sciens Capital Management, a New York-based alternative asset management firm from 2004 to September 2005 and prior to his tenure at Sciens, he served as Chief Executive Officer of Andersen Worldwide, a global accounting and consulting firm. Mr. Berardino graduated from Fairfield University with a B.S. in Accounting and has been a Certified Public Accountant since 1975 (inactive). Mr. Berardino also serves on the board of directors of ValueVision Media, Inc., an interactive retailer via TV, internet and mobile. Mr. Berardino’s extensive experience in public accounting and executive management provides him the ability to share with our Board valuable insights into financial reporting, corporate finance and compensation matters.

James G. Ellis currently serves as the Dean of the Marshall School of Business at the University of Southern California and holder of the Robert R. Dockson Dean’s Chair in Business Administration. Prior to his appointment as Dean in April 2007, Mr. Ellis was the Vice Provost, Globalization, for USC and prior to that he was Vice Dean, External Relations. Mr. Ellis has been a professor in the Marketing Department of the Marshall School of Business since 1997. From 1990 to 1997, he served as Chairman and CEO of Port O’Call Pasadena, an upscale home accessory retailer and was President and CEO of American Porsche Design from 1985 to 1990. Mr. Ellis graduated from the University of New Mexico with a B.B.A. and from Harvard Business School with an M.B.A. Mr. Ellis also serves on the board of directors of Fixed Income Funds and Investment Company of America, both investment funds of The Capital Group, a private company. Mr. Ellis’s operating experience as a chief executive officer, particularly in the retail sector, provides our board with valuable perspective into financial and operational issues, while his experience as a dean at a distinguished institution of higher education enables him to provide leadership and analytical insights into the operational, strategic planning and organizational issues we face.

Charles S. Exon has served as our Chief Administrative Officer since February 2008 and as Secretary and General Counsel since August 2000. Mr. Exon previously served as Executive Vice President, Business & Legal Affairs from August 2000 to February 2008. Prior to joining Quiksilver, Mr. Exon practiced law, the last seven years as a partner with the firm of Hewitt & McGuire, LLP. Mr. Exon received a B.A. in English from the University of Missouri, a M.A. in Communications from Stanford University and a J.D. from the University of Southern California. In addition to Mr. Exon’s long history with the company, both as an outside lawyer and an executive inside the company, his experience and analytical skills as a corporate and securities lawyer provides our board with a valuable perspective into business strategies, operating and growth plans, corporate governance matters, strategic mergers and acquisitions, and refinancing activities.

M. Steven Langman co-founded Rhône, a private equity firm, in 1996 and since that time has served as Managing Director. Prior to 1996, Mr. Langman was Managing Director of Lazard Frères & Co. LLC where he specialized in mergers and acquisitions, working in both London and New York. Mr. Langman joined Lazard in 1987. Before joining Lazard, he worked in the mergers and acquisition group of Goldman, Sachs & Co. Mr. Langman currently serves on the boards of several private companies in which Rhône has a controlling interest. Mr. Langman received a B.A. with highest honors from the University of North Carolina at Chapel Hill and an MSc from the London School of Economics. Mr. Langman’s education and extensive experience in private equity, investment banking, mergers and acquisitions and capital markets provides our board with valuable guidance with respect to a range of international operational and financial matters.

Robert B. McKnight, Jr. was a co-founder of Quiksilver in 1976, served as our President from 1979 through July 1991 and has served as our Chairman of the Board and Chief Executive Officer since 1976. In February 2008, he also was re-appointed as our President. Mr. McKnight received a B.S. in Business Administration from the University of Southern California. Mr. McKnight also serves on the board of directors of Jones Trading Institutional Services, LLC, a private company. As co-founder of Quiksilver, Mr. McKnight is uniquely qualified to serve on our board. His over 34 years of experience as our Chief Executive Officer and Chairman, as well as his day to day leadership, allow him to provide our board with a detailed and integral knowledge of our business and operations. Mr. McKnight’s particular knowledge of the action sports industry provides an essential contribution to our board’s discussions regarding brand building opportunities and important growth strategies.

Robert L. Mettler held various executive positions at Macy’s, Inc. between 2000 and his retirement in January 2009. From 2000 to 2002 he served as President and Chief Operating Officer of Macy’s West, and from 2002 to 2008, he served as Chairman and Chief Executive Officer of Macy’s West. Most recently, Mr. Mettler was the President of Special Projects at Macy’s, Inc. between 2008 and his retirement in 2009. Prior to joining Macy’s, Mr. Mettler held various executive positions in the retail industry, including President of Merchandising — Full Line Stores of Sears, Roebuck and Co. from 1996 to 2000, President of Apparel and Home Fashions of Sears from 1993 to 1996, and President and Chief Executive Officer of Robinson’s May Company from 1987 to 1993. Mr. Mettler graduated from the University of Virginia with a B.A. in economics. Mr. Mettler also serves on the Board of Directors of Jones Apparel Group, Inc. and Stein Mart, Inc. Mr. Mettler’s extensive experience in the retail sector, including more than 20 years in leadership positions with major department stores, provides our board with important merchandising, marketing and operational expertise. Additionally, his service as a director for other public company boards and committees, particularly those in the apparel and footwear retail sector, provides our board with valuable insights into matters relating to corporate governance, compensation and strategic initiatives.

Paul C. Speaker is a successful film and television producer working in all aspects of media production and distribution. Most recently, he served as the President of Time Inc. Studios, a film, television and video studio owned by Time Inc., from 2006 to 2010. Prior to that, Mr. Speaker served as President of RKO Pictures, a film production and distribution company from 2003 to 2006 and from 1998 to 2000, as President of The Shooting Gallery, an independent entertainment company. From 1995 to 1998, Mr. Speaker was the Director of Marketing and Ideas for the National Football League. Mr. Speaker’s experience in brand marketing, as well as his experience as an executive officer in various entertainment and media companies, allows him to provide important marketing, merchandising and brand building expertise to our board.

Andrew W. Sweet is a Managing Director of Rhône, a private equity firm, which he joined in 1996. Prior to joining Rhône, he worked in the mergers and acquisitions group of Lazard Frères & Co. LLC. Mr. Sweet serves on the boards of several private companies in which Rhône has a controlling interest. He graduated from Colgate University in 1993. Mr. Sweet has extensive experience in private equity and investment banking which allows him to bring significant insight to our board particularly with respect to strategic planning and operational matters, as well as capital market and finance issues.

Messrs. Langman and Sweet were proposed for nomination to our board of directors by Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P., respectively, each of which is an entity affiliated with Rhône Capital III L.P., pursuant to such entities’ rights under the Warrant and Registration Rights Agreement and Stockholders Agreement discussed below under “CORPORATE GOVERNANCE” – Board Committees and Meetings – Nominating and Governance Committee.”

Proposal

At the annual meeting, our stockholders will be asked to elect 9 directors to serve on our board until our next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees receiving the highest number of affirmative votes of all outstanding shares of our common stock present or represented by proxy and entitled to be voted shall be elected as directors to serve until our next annual meeting of stockholders or until their successors have been duly elected and qualified. The board of directors recommends a vote “FOR” the election of each of the nominees listed above.

CORPORATE GOVERNANCE

General

Pursuant to Delaware law and our bylaws, our business and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our board has three standing committees:

•	The audit committee;

•	The compensation committee; and

•	The nominating and governance committee

Copies of the written charters for our audit, compensation and nominating and governance committees, as well as our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics are available on our website located at www.quiksilverinc.com, and can be found under the “Investor Relations” and “Corporate Governance” links. We may post amendments to, or waivers of, the provisions of our Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics, if any, on our website. Please note, however, that the information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.

Director Independence

The listing standards of the New York Stock Exchange (NYSE), as well as our Corporate Governance Guidelines, require that a majority of our board of directors be comprised of independent directors. For a director to be considered independent under these standards:

•	The director must meet the bright-line independence tests under the listing standards of the NYSE; and

•

The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

The board has adopted additional categorical standards which provide that certain relationships will not be considered material relationships that would impact a director’s independence. These categorical standards are part of our Corporate Governance Guidelines and can be accessed under the “Investor Relations” and “Corporate Governance” sections of our website at www.quiksilverinc.com.

Based on these standards, our board has determined that each of the following directors is independent: Douglas K. Ammerman, who was not nominated for reelection at the annual meeting, William M. Barnum, Jr., Joseph F. Berardino, James G. Ellis, Robert L. Mettler and Paul C. Speaker. The board based this determination primarily on a review of the responses of our directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. With respect to Mr. Speaker, the Board evaluated his consulting services arrangement with the Company (described in detail below under “Director Compensation – Director Compensation Table” in footnote (7)) and concluded that this was not a material relationship because of the nature and limited duration of the services and the relatively insignificant amount involved.

Board Committees and Meetings

Our board of directors held 10 meetings during the fiscal year ended October 31, 2011. Each incumbent director attended at least 75% of the total number of meetings of the board of directors and of the board committees on which that director served which were held during the period for which he was a director, except Mr. Ammerman. Members of the board and its committees also consulted informally with management from time to time.

Audit Committee. The charter for our audit committee is available on our website at www.quiksilverinc.com. The audit committee charter requires that the committee be comprised of at least three members, all of whom must be independent under the NYSE listing standards. The current members of our audit committee are Messrs. Barnum, Berardino, Ellis and Mettler, all of whom are “independent” under the NYSE listing standards and the Securities and Exchange Commission (SEC) rules regarding audit committee membership. The board has determined that Mr. Berardino is an “audit committee financial expert” as defined by the rules of the SEC.

The committee assists our board of directors in discharging its responsibilities to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal auditors. It has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors employed by us for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The committee also is responsible for reviewing and approving any related party transactions and producing an Audit Committee Report for inclusion in our proxy statement. The committee held 6 meetings during the fiscal year ended October 31, 2011.

Compensation Committee. The charter for our compensation committee is available on our website at www.quiksilverinc.com. The charter requires that the committee be comprised of at least two members, all of whom must be independent under the NYSE listing standards. The current members of the committee are Messrs. Barnum, Berardino and Mettler, all of whom are “independent.”

The compensation committee assists the board of directors in discharging its responsibilities in respect of compensation of our executive officers and directors. The committee is responsible for determining the compensation of our Chief Executive Officer and all of our other executive officers. The committee reviews and approves all employment agreements for our executive officers and prepares, or causes to be prepared, the disclosures required by the SEC to be included in our proxy statement with respect to compensation. Our Chief Executive Officer makes recommendations to the compensation committee concerning the compensation of our executive officers. The committee also approves and administers our incentive compensation programs, including our 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan, Incentive Compensation Plan, and 2006 Restricted Stock Plan and approves all grants of equity compensation to our employees. The committee makes recommendations to the board of directors with respect to incentive and equity compensation plans and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans and management perquisites. The committee conducts an annual review of non-employee director compensation and, if appropriate, recommends changes to the board.

In order to preserve maximum flexibility for awarding, as well as taking appropriate deductions for, executive compensation, the board of directors formed a subcommittee of the compensation committee comprised solely of members who are (i) “outside directors” (as defined in the regulations promulgated pursuant to Section

162(m) of the Internal Revenue Code of 1986) and (ii) “non-employee directors” as defined in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934. The subcommittee was responsible for approving awards under our incentive compensation plans and establishing performance goals related to such awards and other performance-based compensation when such compensation or awards were intended to comply with the provisions of Section 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code, as well as such other duties or responsibilities as were assigned by the compensation committee. Since all current members of the compensation committee satisfy the requirements of Section 162(m) and Rule 16b-3, the subcommittee was disbanded in June 2011. The committee held 6 meetings and the subcommittee held 4 meetings during the fiscal year ended October 31, 2011.

Nominating and Governance Committee. The charter for our nominating and governance committee is available on our website at www.quiksilverinc.com. The charter requires that the committee be comprised of at least two members, all of whom must be independent under the NYSE listing standards. The current members of the committee are Messrs. Ellis and Speaker, both of whom are “independent.”

Pursuant to the terms of a Warrant and Registration Rights Agreement we entered into on July 31, 2009 with Rhône Capital III L.P. and certain lenders in connection with certain senior secured term loans, we were required to increase the number of directors constituting our board of directors by two and fill the newly-created directorships with two directors, M. Steven Langman and Andrew Sweet, proposed by two of the lenders, Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P. (together, the “Appointing Funds”). At each meeting of stockholders at which directors are to be elected, the Warrant and Registration Rights Agreement requires us to take all steps necessary to nominate one director proposed by Triton Onshore and one director proposed by Triton Coinvestment. If, for any reason, our board or nominating and governance committee determines that a director proposed by either Triton Onshore or Triton Coinvestment is unqualified to serve on our board, Triton Onshore or Triton Coinvestment, as applicable, has the right to propose an alternative individual to be nominated. In addition, if any director proposed by Triton Onshore or Triton Coinvestment is elected and subsequently ceases to serve as a director for any reason during his or her term, we are required to use reasonable best efforts to cause the vacancy created thereby to be filled with a replacement designated by the entity who proposed the director whose services have ceased. Triton Coinvestment’s right to propose one director continues until the lenders have sold one-third of the shares of our common stock issued upon exercise of the warrants (or warrants exercisable for such amount) issued pursuant to the Warrant and Registration Rights Agreement, other than to affiliates of Rhône Capital III, and Triton Onshore’s right to nominate one director continues until the lenders have sold two-thirds of the shares of common stock issuable upon exercise of the warrants (or warrants exercisable for such amount), other than to affiliates of Rhône Capital III. On August 9, 2010, in connection with a debt-for-equity exchange with the lenders, we entered into a Stockholders Agreement, under which, among other things, each of the Appointing Funds is entitled to designate a director to our board of directors; provided, that if the lenders sell one-third or more of the common stock they received in the debt-for-equity exchange to any persons other than affiliates, then only Triton Onshore shall be entitled to designate a director pursuant to the Stockholders Agreement, and if the lenders sell two-thirds or more of the common stock they received in the debt-for-equity exchange to any persons other than affiliates, then Triton Onshore’s right to designate a director pursuant to the Stockholders Agreement terminates; provided further, however, that for so long as any directors designated by the Appointing Funds pursuant to the Warrant and Registration Rights Agreement serve on the board of directors, then such directors shall be counted as directors designated by the Appointing Funds for purposes of the Stockholders Agreement.

Within the constraints of the Warrant and Registration Rights Agreement and the Stockholders Agreement, the committee is responsible for identifying individuals qualified to become board members and recommending to our full board of directors nominees for election as directors. To fulfill this role, the committee reviews the composition of the full board to determine the qualifications and areas of expertise needed to further enhance the composition of the board and works with management in attracting candidates with those qualifications. The committee believes that the board should be comprised of directors with varied, complementary backgrounds, and that directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. In considering candidates for directors, the committee takes into account a number of factors, including the following:

•	independence under applicable listing standards;

•	relevant business experience;

•	judgment, skill, integrity and reputation;

•	the number of other boards on which the candidate serves;

•	other business and professional commitments;

•	potential conflicts of interest with other pursuits;

•	whether the candidate is a party to any action or arbitration adverse to us;

•	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership or quality as an “audit committee financial expert;”

•	executive compensation background, to enable the committee to determine whether a candidate would be suitable for compensation committee membership; and

•	the size and composition of the existing board and the extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the board.

Specific weights are not assigned to particular factors and no particular factor is necessarily applicable to all prospective nominees. The committee reviews the qualities of the board members as a group, including the diversity of the board’s career experiences, viewpoints, company affiliations, expertise with respect to various facets of our business operations, and business experiences. We do not have a formal policy about diversity. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

The committee will consider qualified director candidates suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write our corporate Secretary and include:

•	the name and contact information of the stockholder and the beneficial owner, if any, on whose behalf the recommendation is made;

•	a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the committee;

•	the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

•	a statement of the candidate’s business and educational experience;

•	information regarding each of the factors listed above, other than that regarding board size and composition, sufficient to enable the committee to evaluate the candidate;

•	a statement of the value that the candidate would add to the board;

•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors; and

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate.

In connection with its evaluation, the committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our corporate Secretary at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. No candidates for director nominations were submitted to the committee by any stockholder in connection with the election of directors at this annual meeting.

Before nominating a sitting director for re-election at an annual meeting, the committee will consider the director’s performance on the board and whether the director’s re-election will be consistent with our Corporate Governance Guidelines. The committee generally intends to nominate current members of the board so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the board.

When seeking candidates for director, the committee may solicit suggestions from our incumbent directors, management or others. After conducting an initial evaluation of the candidate, the committee will interview the candidate if it believes the candidate might be suitable for a director. The committee may also ask the candidate to meet with our management. If the committee believes the candidate would be a valuable addition to the board, it will recommend to the full board that candidate’s election or nomination.

In addition to the above, the committee is responsible for developing and recommending to our board a set of corporate governance principles applicable to Quiksilver and overseeing the evaluation of our board of directors and management. The committee held 2 meetings during the fiscal year ended October 31, 2011.

All of the nominees for director set forth in this proxy statement are standing for re-election, with the exception of Mr. Berardino who was appointed to the board in May 2011. Mr. Berardino was recommended to the committee by a non-management director of Quiksilver.

Board Leadership Structure

The board of directors believes that our stockholders are best served if the board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, our Corporate Governance Guidelines provide that the board may combine or separate the roles of the Chief Executive Officer and Chairman, as it deems advisable. The board of directors has determined that it is in our best interest to have Mr. McKnight serve as both Chairman of the Board and Chief Executive Officer. As co-founder of Quiksilver and with over 30 years of experience in our business, the board believes that Mr. McKnight possesses detailed and in-depth knowledge of our operations, the markets in which we compete, and the challenges we face. He is therefore uniquely situated to identify strategic priorities and to lead the board in discussions regarding strategy and business planning and operations. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and the market.

The board nevertheless acknowledges that independent board leadership is important and, accordingly, our Corporate Governance Guidelines provide that when the roles of Chairman and Chief Executive Officer are combined, an independent, non-employee member of the board will be appointed as “Presiding Independent Director.” Mr. Speaker is currently designated as Presiding Independent Director. As such, his responsibilities include coordinating and moderating executive sessions of the board’s non-employee directors, facilitating communication by stockholders and employees with the non-management directors, and performing such other duties as the board of directors may from time to time delegate to the Presiding Independent Director to assist the board in the fulfillment of its responsibilities.

Executive Sessions

Non-management directors meet regularly in executive session without management. Non-management directors are all those who are not Quiksilver officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. Executive sessions are led by the Presiding Independent Director. An executive session is held in conjunction with each regularly scheduled board meeting and other sessions may be called by the Presiding Independent Director in his own discretion or at the request of the board.

Board Role in Risk Oversight

Although management is responsible for the day-to-day management of the risks we face, the board of directors, as a whole and through its committees comprised solely of independent directors, has responsibility for the oversight of risk management, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full board of directors include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions. The audit committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report these exposures. Specific examples of risks primarily overseen by the audit committee include risks related to the preparation of our financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, treasury risks, risks posed by significant litigation matters, and compliance with applicable laws and regulations. The audit committee also monitors compliance with our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers, evaluates proposed transactions with related persons for compliance with our policies, contracts, and laws and regulations. The compensation committee reviews and evaluates potential risks related to the attraction and retention of talent and risks related to the design of compensation programs established by the compensation committee for our executive officers. We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Director Attendance at Annual Meetings

We typically schedule a board meeting in conjunction with our annual meeting of stockholders and expect that our directors will attend, absent a valid reason. Last year 6 directors attended our annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who want to communicate with our board of directors, the non-management or independent directors as a group, the Presiding Independent Director or any other specified individual director should write to us at:

Quiksilver, Inc.

c/o Secretary/Board Communications

15202 Graham Street

Huntington Beach, CA 92649

Pursuant to procedures established by our independent directors, we review each communication sent in accordance with the above instructions and forward such communication to the specified person or persons for response. We will not forward any incoherent, obscene or similarly inappropriate communication, or any communication that involves an ordinary business matter (such as a job inquiry, a business account or transaction, a request for information about us, form letters, spam, invitations and other forms of mass mailings), unless requested by a director or at management’s discretion.

At each board of directors meeting, a summary of all such communications received since the last meeting that were not forwarded will be presented, and those communications will be available to directors on request.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Barnum, Berardino, Mettler and Douglas K. Ammerman served as a member of the compensation committee during the fiscal year ended October 31, 2011. There are no compensation committee interlocks between any of our executive officers and any entity whose directors or executive officers serve on our board of directors or compensation committee.

Director Compensation

We use a combination of cash and equity-based compensation to attract and retain qualified non-employee directors to serve on our board. Our compensation committee, which consists only of independent directors, annually reviews and considers revisions to non-employee director compensation. The board reviews the committee’s recommendations and determines the amount of non-employee director compensation. Directors who are employees receive no additional compensation for serving on our board. The following table describes the current compensation arrangements with our non-employee directors.

Compensation
Annual Cash Retainers(1)

Chair of Audit Committee	$27,000

Chairs of Other Committees	$18,000

Non-Chair Committee Member	$13,500

Clothing Allowance	$2,000 annual allowance to purchase our products at wholesale prices

Annual Restricted Stock Award(2)	Automatic 15,000 share restricted stock award if director has served at least 6 months on our board

Annual Stock Option Award(2)	Automatic 25,000 share stock option grant if director has served at least 6 months on our board

(1)	We do not pay our non-employee directors meeting attendances fees, however, we reimburse directors for travel and other out-of-pocket expenses incidental to their service as a director. We also extend coverage to all directors under a directors’ and officers’ indemnity insurance policy.
(2)	In addition to the annual awards, we also automatically award 15,000 restricted shares of common stock and options to purchase 25,000 shares of common stock to non-employee directors upon their initial commencement of service as a non-employee director.

Under the Director Automatic Grant Program of our 2000 Stock Incentive Plan, we make automatic equity awards to our non-employee directors consisting of an option to purchase 25,000 shares of common stock and 15,000 shares of restricted stock (i) on the date an individual first commences service as a non-employee director and (ii) on the date of each annual meeting of our stockholders, provided the non-employee director continues to serve as a non-employee director after such meeting and has served as a non-employee board member for at least six months.

Each option grant under the Director Automatic Grant Program has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a maximum term of seven years, subject to earlier termination following the optionee’s cessation of service on the board. Each option is immediately exercisable and fully vested for all of the option shares. Each option grant held by an optionee upon his or her termination of board service remains exercisable for up to a twelve (12)-month period following their termination date.

Each restricted stock award vests in a series of three successive equal annual installments over the period beginning with the date of such award. The vesting dates with respect to the annual awards of restricted stock occur on the first, second and third anniversaries of the award date, or, if earlier, the day immediately preceding the date of our annual meeting of stockholders for each such year. An initial award of restricted stock vests on the first, second and third anniversaries of the award date. Non-employee directors will not vest in any additional shares of restricted stock following his or her cessation of service as a board member; provided, however, that if such cessation of board service occurs by reason of his or her death or disability, then all outstanding shares of restricted stock immediately vest. Restricted stock awards also vest in full on an accelerated basis upon the occurrence of certain changes in control of Quiksilver, Inc. during the period of board service. As the restricted stock awards vest, the underlying shares of common stock cease to be subject to any restrictions, other than applicable securities laws.

In order to reduce cash compensation and increase equity compensation, our board of directors eliminated the $45,000 annual cash retainer previously paid to board members and, upon stockholder approval, the Director Automatic Grant Program was amended to increase the size of both the initial and annual issuances of restricted stock and grants of stock options to non-employee members of our board of directors from 5,000 shares of restricted stock to 15,000 shares of restricted stock and from 7,500 stock options to 25,000 stock options. These changes became effective on March 26, 2010. However, because Mr. Speaker was first appointed a director prior to the approval of the amendment, he did not receive the increased number of shares of restricted stock and stock options upon his initial appointment and, since he was appointed within six months of such stockholder meeting, he did not receive shares of restricted stock or stock options upon his election at that meeting. As a result, he continued to receive the $45,000 annual cash retainer previously paid to board members until the 2011 annual meeting of stockholders held in March 2011.

The following table sets forth certain information regarding the compensation earned by, or awarded to, each non-employee director who served on our board of directors in fiscal 2011. During fiscal 2011, Messrs. McKnight and Exon were each employees of Quiksilver and were not compensated for their services as directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash $	Stock Awards $(1)(2)		Option Awards $(1)(3)		All Other Compensation $		Total $
Douglas K. Ammerman(4)	54,000	63,300		71,300		2,000		190,600
William M. Barnum, Jr.	31,500	63,300		71,300		2,000		168,100
Joseph F. Berardino(5)	20,250	71,400		80,100		1,000		172,750
James G. Ellis	20,250	63,300		71,300		2,000		156,850
M. Steven Langman	—	63,300	(6)	71,300	(6)	2,000		136,600
Robert L. Mettler	27,000	63,300		71,300		2,000		163,600
Paul C. Speaker	29,250	63,300		71,300		121,000	(7)	284,850
Andrew W. Sweet	—	63,300	(6)	71,300	(6)	2,000		136,600

(1)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our directors. In accordance with SEC requirements, these amounts reflect the grant date fair value computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC 718, “Stock Compensation” (“ASC Topic 718”) related to stock and option awards to directors in fiscal 2011, disregarding estimated forfeitures. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011 filed with the SEC on January 17, 2012 for information regarding assumptions underlying the valuation of stock and option awards. In fiscal 2011 and prior years our non-employee directors received a combination of restricted stock and stock option awards. With respect to such awards, as of October 31, 2011, each non-employee director held the number of restricted shares of common stock and options exercisable for the number of shares of common stock set forth below:

Director	Restricted Shares	Shares Subject to Options
Douglas K. Ammerman	26,667	152,500
William M. Barnum, Jr.	26,667	172,500
Joseph F. Berardino	15,000	25,000
James G. Ellis	26,667	57,500
M. Steven Langman	26,667	57,500
Robert L. Mettler	25,000	50,000
Paul C. Speaker	18,334	32,500
Andrew W. Sweet	26,667	57,500

(2)	On March 22, 2011, the date of our 2011 annual meeting of stockholders, each of the following non-employee directors was automatically awarded 15,000 restricted shares of our common stock: Messrs. Ammerman, Barnum, Ellis, Langman, Mettler, Speaker and Sweet. Mr. Berardino, who was appointed to our board on May 13, 2011, received an automatic award of 15,000 restricted shares of our common stock upon his appointment. Each non-employee director received only one restricted stock award during fiscal 2011.
(3)	On March 22, 2011, the date of our 2011 annual meeting of stockholders, each of the following non-employee directors was automatically awarded an option to purchase 25,000 shares of our common stock: Messrs. Ammerman, Barnum, Ellis, Langman, Mettler, Speaker and Sweet. Mr. Berardino, who was appointed to our board on May 13, 2011, received an automatic award of an option to purchase 25,000 shares of our common stock upon his appointment. Each non-employee director received only one option award during fiscal 2011.
(4)	Mr. Ammerman ceased to be a member of any board committee during the third quarter of fiscal 2011 but continued to receive his committee chairmanship and membership retainers through the fourth quarter in recognition of the need for him to provide an orderly transition of his duties to his replacements. Mr. Ammerman’s term of office as a director will expire at the time of the annual meeting.
(5)	On May 13, 2011, Mr. Berardino was appointed to our board of directors.

(6)	Messrs. Langman and Sweet have entered into an agreement by which each of them agreed to receive and hold these options and stock awards as agent of and on behalf of Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. As noted in our Ownership of Securities table, each of Messrs. Langman and Sweet has disclaimed beneficial ownership of these securities for purposes of Section 16 and Section 13D of the Securities Exchange Act of 1934, as amended.
(7)	The amount listed includes (i) a $2,000 clothing allowance, which is part of our standard compensation arrangement with each of our non-employee directors, and (ii) seven monthly payments of $17,000 made to Mr. Speaker pursuant to a consulting agreement. We entered into the consulting agreement with Mr. Speaker on March 23, 2011 pursuant to which Mr. Speaker provided consulting, planning and production services in connection with our 2011 Quiksilver Pro New York event. The agreement provided for the monthly payments to be made from April through October 2011 and expired on October 31, 2011.

OWNERSHIP OF SECURITIES

Certain information with respect to (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of the current directors and nominees for election as directors, (iii) each of the executive officers listed in the Summary Compensation Table below (referred to as our “named executive officers”), and (iv) all current directors and executive officers as a group, including the number of shares of our common stock beneficially owned by each of them as of December 31, 2011, is set forth below:

Name of Individual or Identity of Group(1)	Shares of Common Stock Beneficially Owned		Percent of Outstanding Common Stock Beneficially Owned
Entities Affiliated with Rhône Capital III 630 Fifth Avenue, 27th Floor New York, NY 10111	56,949,942	(2)	29.8%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	10,047,747	(3)	6.1%
PRIMECAP Management Company 225 South Lake Avenue #400 Pasadena, CA 91101	9,789,296	(4)	5.9%
Offshore Exploration and Production, LLC 13430 Northwest Freeway (Hwy 290), Suite 800 Houston, TX 77040	9,319,790	(5)	5.6%
Robert B. McKnight, Jr.	3,643,770	(6)	2.2%
William M. Barnum, Jr.	671,150	(7)	*
Charles S. Exon	585,282	(8)	*
Pierre Agnes	377,709	(9)	*
Joseph Scirocco	363,332	(10)	*
Craig Stevenson	336,375	(11)	*
Douglas K. Ammerman	210,480	(12)	*
James G. Ellis	92,500	(13)	*
M. Steven Langman	92,500	(14)	*
Andrew W. Sweet	92,500	(15)	*
Robert L. Mettler	80,000	(16)	*
Paul C. Speaker	52,500	(17)	*
Joseph F. Berardino	50,000	(18)	*
All current executive officers and directors as a group (14 persons)	6,666,431	(19)	4.0%

*	Less than 1% of the outstanding shares
(1)	Unless otherwise indicated, the address for each of the named individuals is c/o Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).

(2)	According to the Schedule 13D jointly filed August 10, 2009, as amended June 17, 2010, June 28, 2010 and August 11, 2010, by Triton SPV L.P. (“Triton”), Triton Onshore SPV L.P. (“Triton Onshore”), Triton Offshore SPV L.P. (“Triton Offshore”), Triton Coinvestment SPV L.P. (“Triton Coinvestment”), Romolo Holdings C.V. (“Romolo”), Rea Silvia GP C.V. (“Rea”), Triton GP SPV LLC (“Triton GP”), Numitor Governance S.A.R.L. (“Numitor”), Rhône Capital III L.P. (“Rhône Capital III”), Rhône Holdings III L.L.C. (“Rhône Holdings III”), Rhône Capital L.L.C. (“Rhône Capital”) and Rhône Group L.L.C. (“Rhône Group”), the reporting persons hold, in the aggregate, warrants exercisable for 25,653,831 shares. Romolo, Triton, Triton Onshore, Triton Offshore and Triton Coinvestment (collectively, the “Lenders”) hold directly 1,601,774 warrants, 3,203,881 warrants, 10,343,522 warrants, 8,620,765 warrants and 1,883,889 warrants, respectively. Rea, as the general partner of Romolo, may be deemed to be the beneficial owner of the securities held and beneficially owned by Romolo. Numitor, as the managing general partner of Rea, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rea. Rhône Group, as the manager of Numitor, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Numitor. Triton GP, as the general partner of each of Triton, Triton Onshore, Triton Offshore and Triton Coinvestment, may be deemed to be the beneficial owner of the securities held and beneficially owned by Triton, Triton Onshore, Triton Offshore and Triton Coinvestment. Rhône Capital III, as the sole member of Triton GP, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Triton. Rhône Holdings, as the general partner of Rhône Capital III, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rhône Capital III. Rhône Capital, as the sole member of Rhône Holdings III may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rhône Holdings III. M. Steven Langman and Andrew W. Sweet, directors of the Company, are also managing directors of Rhône Group. Messrs. Langman and Sweet have entered into an agreement by which each of them agreed to receive and hold any options or stock awards granted to them as a member of our board of directors as agent of and on behalf of the Lenders. Each of Messrs. Langman and Sweet hold 35,000 shares of restricted common stock and an option, exercisable within 60 days after December 31, 2011, to acquire upon exercise 57,500 shares of common stock. Romolo has shared power to dispose of and to vote 3,555,842 of the listed shares, Triton has shared power to dispose of and to vote 7,112,409 of the listed shares, Triton Onshore has shared power to dispose of and to vote 22,961,992 of the listed shares, Triton Offshore has shared power to dispose of and to vote 19,137,572 of the listed shares, Triton Coinvestment has shared power to dispose of and to vote 4,182,127 of the listed shares, Rea has shared power to dispose of and to vote 3,555,842 of the listed shares, Triton GP has shared power to dispose of and to vote 53,394,100 of the listed shares, Numitor has shared power to dispose of and to vote 3,555,842 of the listed shares, Rhône Capital III has shared power to dispose of and to vote 53,394,100 of the listed shares, Rhône Holdings III has shared power to dispose of and to vote 53,394,100 of the listed shares, Rhône Capital has shared power to dispose of and to vote 53,394,100 of the listed shares, Rhône Group has shared power to dispose of and to vote 3,555,842 of the listed shares. Each of the reporting persons disclaims beneficial ownership of the shares except for shares directly beneficially owned by such person. The address for each of the reporting persons is 630 Fifth Avenue, 27th Floor, New York, NY 10111. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS – Rhône Term Facilities and Registration Rights Agreement” and “– Rhône Debt-for-Equity Exchange and Stockholders Agreement” for a discussion of the transactions which resulted in the entities affiliated with Rhône Capital III beneficially owning the shares indicated and their rights with respect to the nomination of directors to our board of directors.
(3)	According to the Schedule 13G/A (Amendment No. 1) filed February 8, 2011 by BlackRock, Inc. (“BlackRock”), BlackRock, through its subsidiaries BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC and BlackRock International Ltd., has the sole power to dispose of and vote 10,047,747 of the listed shares. None of BlackRock’s subsidiaries beneficially own 5% or more of such shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.
(4)	According to the Schedule 13G/A (Amendment No. 7) filed February 14, 2011 by PRIMECAP Management Company, Primecap has the sole power to dispose of all 9,789,296 held by it, and sole power to vote 4,718,796 of such shares.

(5)	According to the Schedule 13G jointly filed April 15, 2010 by Offshore Exploration and Production, LLC (“Offshore Exploration”), William Kallop, Brooks Kallop and Brent Kallop, each of Offshore Exploration and William Kallop have shared power to dispose of and vote 9,081,590 of the listed shares, Brooks Kallop has sole power to dispose of and vote 125,700 of the listed shares, and Brent Kallop has sole power to dispose of and vote 112,500 of the listed shares.
(6)	Includes an aggregate of (i) 1,146,665 shares which Mr. McKnight has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options, (ii) 140,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. McKnight maintains sole voting power with respect to all such unvested shares, and (iii) 152,670 shares owned of record by Mr. McKnight’s children.
(7)	Includes an aggregate of (i) 172,500 shares which Mr. Barnum has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (ii) 26,667 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Barnum maintains sole voting power with respect to such unvested shares.
(8)	Includes an aggregate of (i) 461,332 shares which Mr. Exon has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (ii) 90,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Exon maintains sole voting power with respect to all such unvested shares.
(9)	Includes an aggregate of (i) 203,000 shares which Mr. Agnes has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (ii) 85,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Agnes maintains sole voting power with respect to all such unvested shares.
(10)	Includes an aggregate of (i) 273,332 shares which Mr. Scirocco has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (ii) 90,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Scirocco maintains sole voting power with respect to all such unvested shares.
(11)	Includes an aggregate of (i) 231,666 shares which Mr. Stevenson has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (ii) 85,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Stevenson maintains sole voting power with respect to such unvested shares.
(12)	Includes an aggregate of (i) 480 shares owned of record by Mr. Ammerman’s children, (ii) 152,500 shares which Mr. Ammerman has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (iii) 26,667 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Ammerman maintains sole voting power with respect to all such unvested shares.
(13)	Includes an aggregate of (i) 57,500 shares which Mr. Ellis has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (ii) 26,667 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Ellis maintains sole voting power with respect to such unvested shares.
(14)	Includes an aggregate of (i) 57,500 shares which may be acquired within 60 days after December 31, 2011 in connection with the exercise of outstanding options and (ii) 26,667 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares. Mr. Langman has disclaimed beneficial ownership of these securities for purposes of Section 16 and Section 13D of the Securities Exchange Act of 1934, as amended. Mr. Langman, as a Managing Director of Rhône Group L.L.C., has an understanding with Rhône Group L.L.C. and Triton GP SPV L.L.C. pursuant to which he holds his reported securities for the benefit of Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. As a result of this understanding, these shares are also reflected under “Entities Affiliated with Rhône Capital III.”

(15)	Includes an aggregate of (i) 57,500 shares which may be acquired within 60 days after December 31, 2011 in connection with the exercise of outstanding options and (ii) 26,667 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares. Mr. Sweet has disclaimed beneficial ownership of these securities for purposes of Section 16 and Section 13D of the Securities Exchange Act of 1934, as amended. Mr. Sweet, as a Managing Director of Rhône Group L.L.C., has an understanding with Rhône Group L.L.C. and Triton GP SPV L.L.C. pursuant to which he holds his reported securities for the benefit of Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. As a result of this understanding, these shares are also reflected under “Entities Affiliated with Rhône Capital III.”
(16)	Includes an aggregate of (i) 50,000 shares which Mr. Mettler has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (ii) 25,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Mettler maintains sole voting power with respect to such unvested shares.
(17)	Includes an aggregate of (i) 32,500 shares which Mr. Speaker has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (ii) 18,334 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Speaker maintains sole voting power with respect to such unvested shares.
(18)	Includes an aggregate of (i) 25,000 shares which Mr. Berardino has, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options and (ii) 15,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Berardino maintains sole voting power with respect to such unvested shares.
(19)	Includes an aggregate of (i) 2,939,328 shares which the current executive officers and directors as a group have, or will have within 60 days after December 31, 2011, the right to acquire upon the exercise of outstanding options, and (ii) 681,669 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, each individual executive officer maintains sole voting power with respect to all of his or her unvested shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our shares of common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of October 31, 2011.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	21,855,381	$4.41	3,165,099	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	21,855,381	$4.41	3,165,099

(1)	These plans consist of the 2006 Restricted Stock Plan, 2000 Stock Incentive Plan (as amended and restated) and the Employee Stock Purchase Plan (as amended). A weighted average price is not applied to the 7,520,000 shares subject to outstanding restricted stock units.
(2)	Of these shares, 998,671 shares were available for purchase under the Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our current executive officers are as follows:

Name	Age	Position
Robert B. McKnight, Jr.	58	Chairman of the Board, Chief Executive Officer and President
Joseph Scirocco	55	Chief Financial Officer
Charles S. Exon	62	Chief Administrative Officer, Secretary and General Counsel
Craig Stevenson	51	Chief Operating Officer and Global Brand President
Pierre Agnes	47	President — Quiksilver Europe
Robert Colby	39	President — Quiksilver Americas

For additional information with respect to Messrs. McKnight and Exon who are also nominees as directors, see “Election of Directors.”

Joseph Scirocco has served as our Chief Financial Officer since April 2007 and from May 2010 until November 2011 he also served as our Chief Operating Officer. From November 2009 until May 2010 he also served as Quiksilver Americas’ Executive Vice President of Operations. Prior to joining Quiksilver, Mr. Scirocco served in various executive capacities with Tommy Hilfiger Corporation from 1997 through 2006, including as Chief Financial Officer from 2002 through November 2006 where he was principally responsible for all financial matters related to the company. Mr. Scirocco was an audit partner in the consumer and retail practice of Price Waterhouse LLP from 1990 through 1997. He is a graduate of Yale University.

Craig Stevenson has served as our Chief Operating Officer and Global Brand President since November 2011. Mr. Stevenson was also our President – Quiksilver Americas from January 2009 until November 2011 and “Quiksilver” Global Brand Manager between April 2007 and January 2010. Mr. Stevenson previously served as President – Quiksilver South Pacific and Managing Director for Quiksilver Australasia between 2002 and 2007. Prior to that, he served as our Marketing and Sales Manager in Australia from 1999 to 2002, and as our National Sales Manager in Australia between 1992 and 1999.

Pierre Agnes has served as our President of Quiksilver Europe since June 2005, and prior to that he served as Managing Director of Quiksilver Europe since December 2003. Between 1992 and 2002, Mr. Agnes founded and operated Omareef Europe, a licensee of Quiksilver for wetsuits and eyewear that we purchased in November 2002. Mr. Agnes originally joined Quiksilver in 1988, first as team manager, and later in various capacities throughout our European marketing operations.

Robert Colby has served as our President of Quiksilver Americas since November 2011, and prior to that he served as the Senior Vice President and Chief Operating Officer of our Americas segment between May 2010 and November 2011. Prior to May 2010, he served as our Americas segment Senior Vice President, Operations from April 2009. From 2002-2007, Mr. Colby also served in various capacities with us, including Senior Vice President and General Manager, Latin America, Senior Vice President, Business Development and Vice President, Entertainment. Prior to rejoining the Company in 2009, Mr. Colby was the Chief Operating Officer of Ever, LLC, a Los Angeles-based apparel company from July 2007 to December 2008, and the owner and founder of Loanmarket.net, a web-based trading exchange for real-estate secured debt from December 2008 to October 2009. Mr. Colby received a B.A. from the University of California Santa Barbara and an M.B.A. from the University of Southern California.

Our executive officers are appointed by the board of directors and serve until their successors have been duly appointed and qualified, unless sooner removed.

Compensation Discussion and Analysis

The Compensation Committee

Compensation for our executive officers is determined by our compensation committee which currently consists of William M. Barnum, Jr. (Chairman), Joseph F. Berardino and Robert L. Mettler. As discussed under the “Director Independence” section of this proxy statement, each of the members (i) satisfies all of the independence requirements under the current NYSE listing standards, (ii) are “outside directors” (as defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986) and (iii) are “non-employee directors” as defined in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934. The compensation committee’s responsibilities are set forth in its charter. The compensation committee has full authority to directly retain the services of outside counsel and compensation consultants without consulting or obtaining the approval from any of our officers.

Our executive officers during fiscal 2011 consisted of Robert B. McKnight, Jr. (Chairman, Chief Executive Officer and President), Joseph Scirocco (Chief Financial Officer and Chief Operating Officer), Charles S. Exon (Chief Administrative Officer, General Counsel and Secretary), Pierre Agnes (President – Quiksilver Europe) and Craig Stevenson (President – Quiksilver Americas). These executive officers are identified in the Summary Compensation Table and are referred to herein as “named executive officers.” Mr. Agnes’ cash compensation is paid in euros. For purposes of this Compensation Discussion and Analysis, all amounts paid to Mr. Agnes have been translated into U.S. dollars at an exchange rate of 1.3 U.S. dollars for each euro.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer and other executive officers attended portions of compensation committee meetings throughout the year in order to provide information and help explain data relating to matters under consideration by the committee. However, they were not present during deliberations or determinations of their respective compensation or during executive sessions. In addition, our executive officers have, from time to time, provided data and other materials to the committee to assist in their evaluation of executive compensation as well as materials relevant to the historical compensation and performance of our executive officers. In particular, the committee requests input from our Chief Executive Officer regarding his assessment of each individual executive officer’s performance during the year and a recommendation regarding the amount and type of compensation to be paid.

Role of Compensation Consultant

During fiscal 2011, our compensation committee did not use any professional third party consulting services.

Compensation Philosophy and Objectives

The compensation committee believes that we must be able to attract, motivate and retain qualified executives in order to be successful. To that end, the committee annually re-evaluates our executive compensation structure to support our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. The general principles followed by our committee are (i) to provide a cash compensation package consisting of competitive base salaries and incentive opportunities that are linked to corresponding levels of individual and corporate operating performance and (ii) to grant equity incentives pursuant to which increases in our stock price results in an increase in value for the executive officer, thus creating an incentive for our executive officers to increase our long-term stock performance.

Our executive compensation packages currently consist of the following elements:

•	Annual base salary;

•	Annual performance-based cash bonuses;

•	Equity based compensation consisting of stock options, restricted stock and/or restricted stock unit awards;

•	Severance benefits; and

•

Perquisites which include health, disability and life insurance, 401(k) matching contributions (which may be funded, or not, as determined by the compensation committee on an annual basis) and a clothing allowance to purchase our products at wholesale prices.

The combination of these compensation elements is intended to provide an opportunity for our executives to earn a total compensation package which is closely linked to our overall financial and operating performance. We also strive to ensure that our compensation program is competitive with the total compensation paid to similarly situated executives at peer and other companies that we believe would be likely to compete with us for executive talent. However, we do not attempt to set each compensation element for each executive within a particular range related to levels provided by comparable companies. We believe that each element of our executive compensation program is beneficial in meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements.

In March 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 97% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout fiscal 2011, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. As a result, our compensation committee decided to retain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Our compensation committee also considered ways to strengthen the link between our compensation program and our overall financial and operating performance. In early 2011, we implemented our Incentive Compensation Plan which ties cash bonuses more directly to the achievement of specific annual performance and operating goals than did our previous Annual Incentive Plan. Our compensation committee believes this is a more appropriate mechanism to incentivize our executive officers and align their compensation with the interests of our stockholders.

Design of the Executive Compensation Program

The major elements to our executive compensation program are reviewed and determined annually, based on the criteria set forth below:

Base Salary

Our executive officer base salaries are reviewed and adjusted annually, subject to, in the case of Messrs. McKnight, Exon and Scirocco, a floor provided for in each such executive officer’s employment agreement. We try to ensure that the base salaries are competitive with similarly situated companies in terms of sales, breadth of product lines, multiple distribution channels, international operations and other related factors, but we do not draw rigid comparisons to such similarly situated companies’ executive compensation. We have not established a specific formula for determining base salary increases or decreases, nor have we identified a specific or consistent group of companies that we believe to be “similarly situated” since these may change from time to time. Further, in fiscal 2011, we did not perform any specific competitive company compensation analysis with respect to setting the base salary levels of our executive officers.

The compensation committee met in December 2010 to consider the fiscal 2011 base salaries of our executive officers. The committee agreed to maintain fiscal 2010 base salary rates for our executive officers, with the exception of Mr. Exon who received an increase in his base salary rate from $500,000 to $550,000. The committee’s determination with respect to Mr. Exon’s base salary increase was to create parity with Mr. Scirocco’s base salary given that each such individual plays an equivalent critical strategic role in the global management of our business. Effective November 1, 2010, the annualized base salaries of each executive officer was as follows:

Executive Officer	Fiscal 2011 Base Salary
Robert B. McKnight, Jr., Chairman, Chief Executive Officer and President	$1,000,000
Joseph Scirocco, Chief Financial Officer and Chief Operating Officer	$550,000
Charles S. Exon, Chief Administrative Officer, General Counsel and Secretary	$550,000
Craig Stevenson, President – Quiksilver Americas	$475,000
Pierre Agnes, President – Quiksilver Europe	$617,500	(1)

(1)	For purposes of this table, Mr. Agnes’ base salary has been converted from euros, the currency in which he is paid, into dollars at an assumed exchange rate of 1.30 dollars per euro.

In connection with Mr. Stevenson’s relocation from Australia, the committee had previously approved an expatriate compensation package in addition to Mr. Stevenson’s base salary. During fiscal 2011, such expatriate compensation included the use of a company-owned automobile, a company-leased home and a reimbursement for U.S. taxes paid on property sold in Australia.

Annual Performance-Based Cash Bonus

Our committee provides an opportunity for our executive officers to earn annual performance-based cash bonuses, pursuant to our Incentive Compensation Plan, based on our financial and operating performance, as well as the executive officer’s individual performance during the fiscal year. Generally, after the end of each fiscal year, our compensation committee reviews our performance against the previously established company-wide and regional goals and evaluates each executive officer’s performance against the individual goals set for that officer.

In March 2011, the compensation committee approved bonus award opportunities for fiscal 2011 under the Incentive Compensation Plan. Subject to the opportunity to earn more if we significantly exceeded certain Pro Forma Adjusted EBITDA targets, each of the named executive officers was eligible to receive a target bonus under his fiscal 2011 Incentive Compensation Plan award equal to 125% of his 2011 base salary. The components of the award opportunities were amounts tied to (i) a company-wide Pro Forma Adjusted EBITDA target, and in the case of Messrs. Agnes and Stevenson, a regional Pro Forma Adjusted EBITDA target for the executive’s direct area of responsibility, (ii) the achievement of certain personal objectives, and (iii) a fully discretionary bonus; provided however, that the ultimate award of any cash bonus remained in the discretion of the compensation committee at the end of the fiscal year based on our financial condition at such time. With respect to bonuses tied to Pro Forma Adjusted EBITDA targets, no bonus could be awarded unless at least 85% of the relevant target was achieved. Pro Forma Adjusted EBITDA is defined as income (loss) from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense, (v) asset impairments, and (vi) restructuring and other special charges. In addition, each executive was eligible to receive bonuses in excess of the target bonus of 125% of his base salary if the company-wide or, in the case of Messrs. Agnes and Stevenson, regional Pro Forma Adjusted EBITDA exceeded 110% of the target, with the additional bonus at a rate equal to 5% of the individual’s target bonus (3.75% for the company-wide target and 1.25% for the regional target for each of Messrs. Agnes and Stevenson) for each 1% over 110% of the relevant target.

For fiscal 2011, cash bonuses under the Incentive Compensation Plan for our named executive officers were as follows:

Executive Officer	Fiscal 2011 Bonus
Robert B. McKnight, Jr., Chairman, Chief Executive Officer and President	$899,500
Joseph Scirocco, Chief Financial Officer and Chief Operating Officer	$443,400
Charles S. Exon, Chief Administrative Officer, General Counsel and Secretary	$494,600
Craig Stevenson, President – Quiksilver Americas	$538,300
Pierre Agnes, President – Quiksilver Europe	$699,700	(1)

(1)	For purposes of this table, Mr. Agnes’ bonus has been converted from euros, the currency in which his bonus is determined and in which he is paid, into dollars at an assumed exchange rate of 1.30 dollars per euro.

The individual executive officer’s cash bonuses in fiscal 2011 (Mr. Agnes’ bonuses have been converted into dollars at an assumed rate of 1.30 dollars per euro) were based upon the following criteria:

•	In the case of each of Messrs. Agnes and Stevenson,

•

up to 50% of his target bonus could be earned if the company achieved its Pro Forma Adjusted EBITDA target for his direct area of responsibility. In the case of Mr. Stevenson, he received 100% of this bonus opportunity, or $296,900, as a result of our Americas segment exceeding its target of $87 million for fiscal 2011 by 1%. In the case of Mr. Agnes, he received 100% of this bonus opportunity, or $385,900, as a result of our European segment exceeding its target of €92.9 million for fiscal 2011 by 1%;

•

up to 25% of his target bonus could be earned if the consolidated company achieved its Pro Forma Adjusted EBITDA target of $211.1 million. Each of Messrs. Agnes and Stevenson received only 66% of this bonus opportunity given that only 95% of the target for fiscal 2011 was achieved. As such, Mr. Stevenson received $98,000 and Mr. Agnes received $127,400.

•

up to 15% of his target bonus could be earned if the executive officer achieved certain personal objectives. Each of Mr. Stevenson and Agnes received 100% of this bonus opportunity as a result of their satisfaction of their stated personal objectives. As such, Mr. Stevenson received $89,100 based on his leadership to create new and innovative products in the Americas and capitalizing on growth opportunities in the women’s businesses for our Quiksilver, Roxy and DC brands. Mr. Agnes received $115,800 based on his leadership in creating new and innovative products in Europe and the success of our expansion into Eastern Europe.

•	up to 10% of his target bonus could be earned upon the discretion of the committee. Messrs. Stevenson and Agnes each received 91.5% of this bonus opportunity, or $54,300 and $70,600, respectively.

•	In the case of each of Messrs. McKnight, Exon and Scirocco,

•

up to 75% of his target bonus could be earned if the consolidated company achieved its Pro Forma Adjusted EBITDA target of $211.1 million. Each of Messrs. McKnight, Exon and Scirocco received only 66% of this bonus opportunity given that only 95% of the target for fiscal 2011 was achieved. As such Mr. McKnight received $618,800, Mr. Exon received $340,300 and Mr. Scirocco received $340,300.

•

up to 15% of his target bonus could be earned if the executive officer achieved certain personal objectives. Each of Messrs. McKnight, Exon and Scirocco received 100% of this bonus opportunity as a result of their satisfaction of their stated personal objectives, or $187,500, $103,100 and $103,100, respectively. Messrs. McKnight, Exon and Scirocco’s stated personal objectives were, among other things, to improve operating efficiencies, implement certain Board-designated corporate initiatives and grow the business in emerging territories.

•

up to 10% of his target bonus could be earned upon the discretion of the committee. Messrs. McKnight and Exon each received 74.5% of this bonus opportunity, or $93,200 and $51,200, respectively. Mr. Scirocco did not receive any discretionary bonus for fiscal 2011.

Equity-Based Compensation

The compensation committee believes that the use of equity-based awards very closely aligns executive compensation with the value to be received by our stockholders during the same period, as well as provides an opportunity for increased equity ownership by our executive officers.

Discretionary Option Grant Program. Under the discretionary option grant program of our 2000 Stock Incentive Plan, the committee has complete discretion to determine which executive officers are to receive stock option grants, the time or times when those stock option grants are to be made (typically during the first quarter of the fiscal year), the number of shares subject to each such grant, the time or times when each grant is to vest and become exercisable, the maximum term for which the grant is to remain outstanding, and the status of any granted option as either an incentive stock option or a non-statutory option under federal tax laws. Each stock option has an exercise price per share determined by the committee, but in no event will the exercise price be less than the fair market value of our common stock on the grant date. No granted option will have a term in excess of ten years, and the option grants generally become exercisable in one or more installments over a specified period of service measured from the grant date. Historically, we have granted options that vest in equal and successive annual installments over a three year period from the date of grant.

The aggregate stock option grants made by the committee to our named executive officers during fiscal 2011 are set forth below, and except as discussed below, all such stock option grants vest in three equal and successive annual installments over the three year period commencing on the option grant date. The fiscal 2011 option grant to Mr. Agnes vests in a lump sum on the fourth anniversary of the grant date. The difference in the vesting period for Mr. Agnes is to accommodate for certain tax impacts to French optionees.

Executive Officer	Fiscal 2011 Options (#)
Robert B. McKnight, Jr., Chairman, Chief Executive Officer and President	150,000
Joseph Scirocco, Chief Financial Officer and Chief Operating Officer	100,000
Charles S. Exon, Chief Administrative Officer and General Counsel	100,000
Craig Stevenson, President – Quiksilver Americas	100,000
Pierre Agnes, President – Quiksilver Europe	100,000

At the time of each equity grant, the committee determines the amount of stock options to grant to each executive officer based on the desire to adequately tie executive officer compensation with the long-term interests of our stockholders and the desire to increase our executive officers’ equity interests in the company. The committee also requests input from our Chief Executive Officer regarding his assessment of each individual executive officer’s performance during the year and a recommendation regarding the amount and type of equity grants to each executive officer.

Restricted Stock Program. Shares of common stock may be issued under the restricted stock program of our 2000 Stock Incentive Plan. These shares will generally vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives or such other criteria as the committee shall determine. The committee has complete discretion under the restricted stock program to determine which executive officers are to receive restricted stock awards, the time or times when those restricted stock awards are to be made, the number of shares subject to each such award, the vesting schedule for each award and the purchase price (if any) payable per share.

There were no grants of restricted stock made to our named executive officers during our 2011 fiscal year.

Restricted Stock Unit Program. Restricted stock units, or “RSUs,” may be issued under the restricted stock unit program of our 2000 Stock Incentive Plan. In March 2011, our stockholders approved an increase in the maximum number of reserved shares that may be issued pursuant to the restricted stock and restricted stock unit program under the 2000 Stock Incentive Plan by 10,000,000 shares.

The committee has complete discretion under the restricted stock unit program to determine which executive officers are to receive RSU awards, the time or times when those RSU awards are to be made, the number of shares subject to each such award, the vesting schedule for each award and the purchase price (if any) payable per unit.

At the time of each grant, the committee determines the amount of RSUs to grant to each executive officer based on the desire to adequately tie executive officer compensation with the long-term interests of our stockholders and the desire to increase our executive officers’ equity interests in the company. The committee also requests input from our Chief Executive Officer regarding his assessment of each individual executive officer’s performance during the year and a recommendation regarding the amount of RSU awards to each executive officer.

The aggregate RSU awards made by the committee to our named executive officers during fiscal 2011 are set forth below.

Fiscal 2011 Restricted Stock
Executive Officer	Units (#)
Robert B. McKnight, Jr., Chairman, Chief Executive Officer and President	2,000,000
Joseph Scirocco, Chief Financial Officer and Chief Operating Officer	700,000
Charles S. Exon, Chief Administrative Officer and General Counsel	700,000
Craig Stevenson, President – Quiksilver Americas	1,000,000
Pierre Agnes, President – Quiksilver Europe	1,000,000

These RSUs vest if during any consecutive thirty (30) day period the weighted average per-share trading price of our common stock equals or exceeds $12.50; however, if such threshold is achieved prior to the first anniversary of the grant date, the RSUs will not become vested until such first anniversary. The RSUs also vest in the event of a change of control (as such event is described in the applicable RSU agreements) pursuant to which the holders of our common stock become entitled to receive per-share consideration having a value equal to or greater than $9.28. Additionally, except as provided below, vesting of the RSUs requires continued service of each executive officer through the applicable vesting date. Upon vesting, the shares of common stock subject to the RSUs are immediately issued to the grantee. The RSUs terminate if they do not vest prior to November 1, 2016.

In the event that an executive officer ceases to provide service to us due to his or her death, permanent disability, retirement or termination by us other than for misconduct (as such events are described in the applicable RSU agreements), then the executive officer is entitled to retain a number of RSUs equal to the product of (i) the total number of RSUs granted; and (ii) a fraction, the numerator of which is the number of whole months which have passed since the original grant date of such award and the denominator of which is 64. In the event that an executive officer voluntarily resigns or is terminated for misconduct (as such events are described in the applicable RSU agreements), then all such executive officer’s RSUs will be cancelled and forfeited without any consideration.

Perquisites

We provide perquisites to our executive officers that are typical of those provided to senior executives at other companies, which include health and group term life insurance benefits, supplemental long-term disability benefits, 401(k) matching benefits (which may be funded, or not, as determined by the compensation committee on an annual basis) and a clothing allowance for the purchase of our products at wholesale prices. The provision of these perquisites is not tied to individual or corporate operating and financial performance. Instead, the committee believes that these perquisites are beneficial to the creation of a competitive compensation package that is required to retain our executive officers’ services. Further, in the case of the clothing allowance provided to our executive officers, the committee believes that it is important for our executive officers and their families to use the products that we sell and distribute.

Employment Agreements with our Named Executive Officers

We have employment agreements with each of our named executive officers which provide certain severance and change in control benefits. The employment agreements, and the benefits provided thereunder, are described in detail under “Employment Agreements.”

The committee believes that these employment agreements are an essential element of our executive officers’ compensation packages in order to be competitive with other companies that compete with us for executive officer talent, and also to ensure that our executive officers feel that they have adequate financial security to manage any circumstances that would obligate us to pay them severance or change in control benefits.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits our ability to deduct certain compensation over $1,000,000 paid to our executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. Our committee believes that it is generally in our best interest to comply with Section 162(m) and a significant portion of the compensation paid to our named executives will either be under the $1,000,000 limit, or eligible for exclusion (such as stock options) as qualified performance-based compensation. However, notwithstanding this general policy, the committee also believes that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not the compensation is fully deductible under Section 162(m). Accordingly, some compensation paid to our executive officers may not be deductible to the extent that the aggregate of non-exempt compensation exceeds the $1,000,000 level.

Summary Compensation Table

The following table sets forth summary information concerning the compensation of each of our named executive officers for all services rendered in all capacities to us for the years ended October 31, 2009, 2010 and 2011:

Name and Principal Position(1)	Year	Salary $	Bonus $	Stock Awards(2) $	Option Awards(2) $	Non-Equity Incentive Plan Compensation(3) $	All Other Compensation(4) $	Total $
Robert B. McKnight, Jr.	2011	1,000,000	93,200	7,760,000	526,800	806,300	16,900	10,203,200
Chairman of the Board,	2010	1,000,000	1,525,000	—	371,830	—	17,000	2,913,830
President and Chief Executive Officer	2009	914,800	250,000	249,200	583,527	—	29,662	2,027,189
Joseph Scirocco	2011	550,000	—	2,716,000	351,200	443,400	16,100	4,076,700
Chief Financial Officer	2010	550,000	629,000	—	158,820	—	12,300	1,350,120
and Chief Operating Officer	2009	550,000	200,000	186,900	471,230	—	12,500	1,420,630
Charles S. Exon	2011	550,000	51,200	2,716,000	351,200	443,400	22,200	4,134,000
Chief Administrative	2010	500,000	572,000	—	158,820	—	22,300	1,253,120
Officer, Secretary and General Counsel	2009	409,300	200,000	186,900	471,230	—	21,600	1,289,030
Pierre Agnes(5)	2011	617,500	70,600	3,890,000	351,200	629,100	—	5,558,400
President — Quiksilver	2010	617,500	745,000	—	238,230	—	—	1,600,730
Europe	2009	437,800	585,000	178,050	450,910	—	—	1,651,760
Craig Stevenson	2011	475,000	54,300	3,880,000	351,200	484,000	361,700	5,606,200
President — Quiksilver	2010	475,000	586,000	—	238,230	—	287,600	1,586,830
Americas	2009	359,400	250,000	178,050	450,910	—	269,002	1,507,362

(1)	The principal position for each executive officer reflects the executive office and title held by each of them during the fiscal year ended October 31, 2011.
(2)	The amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. In accordance with SEC requirements, these amounts reflect the aggregate grant date fair value computed in accordance with the provisions of ASC Topic 718 related to stock and option awards to the named executive officers in the referenced fiscal year and without any adjustment for estimated forfeitures. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011 filed with the SEC on January 17, 2012 for information regarding assumptions underlying the valuation of stock and option awards. For additional information regarding the vesting requirements for stock awards, see footnotes (2), (3) and (4) to the “Grants of Plan Based Awards” table below.
(3)	The amounts listed for fiscal 2011 represent bonuses earned pursuant to bonus awards under our Incentive Compensation Plan relating to achievement of corporate and individual performance goals. The Incentive Compensation Plan also includes a fully discretionary component and the bonus paid pursuant thereto, if any, is included in the Bonus column above. For additional information on the Incentive Compensation Plan and the amounts earned in fiscal 2011, see the section of this proxy statement entitled “EXECUTIVE COMPENSATION AND OTHER INFORMATION – Compensation Discussion and Analysis – Design of the Executive Compensation Program – Annual Performance-Based Cash Bonus.” Mr. McKnight was also eligible to receive a cash bonus under our Long-Term Incentive Plan, or LTIP, in fiscal 2009 and fiscal 2010. None of the threshold performance targets under the LTIP were achieved and, consequently, no amounts were paid under our LTIP for either of those fiscal years. No new awards have been made under the LTIP since fiscal 2008.
(4)	The amount listed in this column for fiscal 2011 for Mr. McKnight includes $10,100 for a personal life insurance policy premium and $1,800 for a supplemental long-term disability policy premium. For Mr. Scirocco for fiscal 2011, it includes $9,300 for a personal life insurance premium and $1,800 for a supplemental long-term disability policy premium. For Mr. Exon for fiscal 2011, it includes $15,400 for a personal life insurance premium and $1,800 for a supplemental long-term disability policy premium. For Mr. Stevenson for fiscal 2011, it includes an expatriate compensation package which includes $43,530 for an automobile allowance, $284,270 for use of a company-leased home and $21,700 for U.S. taxes paid on property sold in Australia. Mr. Stevenson’s other compensation for fiscal 2011 also includes $5,400 for a personal life insurance premium and $1,800 for a supplemental long-term disability policy premium. In addition, in fiscal 2011, each executive officer received a quarterly clothing allowance of $1,250, or $5,000 annually, to purchase products at our wholesale prices.

(5)	We have agreed to pay Mr. Agnes’ base salary to him in euros at an agreed exchange rate of 1.30 dollars per euro. His base salary amounts reflect the dollar value of these payments at the agreed exchange rate. The actual average exchange rate during fiscal 2011 was approximately 1.40 dollars per euro. Mr. Agnes’ Incentive Compensation Plan bonus for fiscal 2011 was also paid in euros at an exchange rate of 1.30 dollars per euro.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended October 31, 2011:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying Options #(2)(4)	Exercise or Base Price of Option Awards $/Share	Grant Date Fair Value of Stock and Option Awards $(5)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units #
Robert B. McKnight, Jr.	12/22/10	—	—		—	—	—	—	—	150,000	5.2000	526,845
	—	—	1,250,000		—	—	—	—	—	—	—	—
	06/13/11	—	—		—	—	2,000,000	—	—	—	—	7,760,000
Joseph Scirocco	12/22/10	—	—		—	—	—	—	—	100,000	5.2000	351,230
	—	—	687,500		—	—	—	—	—	—	—	—
	06/13/11	—	—		—	—	700,000	—	—	—	—	2,716,000
Charles S. Exon	12/22/10	—	—		—	—	—	—	—	100,000	5.2000	351,230
	—	—	687,500		—	—	—	—	—	—	—	—
	06/13/11	—	—		—	—	700,000	—	—	—	—	2,716,000
Pierre Agnes	12/22/10	—	—		—	—	—	—	—	100,000	5.2000	351,230
	—	—	771,875	(6)	—	—	—	—	—	—	—	—
	06/13/11	—	—		—	—	1,000,000	—	—	—	—	3,890,000
Craig Stevenson	12/22/10	—	—		—	—	—	—	—	100,000	5.2000	351,230
	—	—	593,750		—	—	—	—	—	—	—	—
	06/13/11	—	—		—	—	1,000,000	—	—	—	—	3,880,000

(1)	The non-equity incentive plan awards reported under this caption represent awards pursuant to our Incentive Compensation Plan which do not provide for a threshold and maximum payout. The material terms of this plan are discussed above under the heading “Compensation Discussion and Analysis – Design of the Executive Compensation Program – Annual Performance-Based Cash Bonus.”
(2)	Additional information regarding the vesting and acceleration provisions applicable to these awards and other material terms of such awards are set forth below under the heading “Employment Agreements” and “Potential Payments Upon Termination, Change in Control or Corporate Transaction — Award Agreements and Incentive Compensation Plan.”
(3)	The stock awards reported under this caption represent RSUs issued pursuant to our 2000 Stock Incentive Plan. Each RSU entitles the executive to receive one share of our common stock at the time of vesting without payment of an exercise price or other consideration. The RSUs vest if during any consecutive 30-day period the weighted average per share trading price of our common stock (as reported on the New York Stock Exchange) equals or exceeds $12.50, however, if such threshold is achieved prior to the first anniversary of the grant date, the RSUs will not become vested until such first anniversary. The RSUs vest on an accelerated basis in the event of certain corporate transactions or a change in control pursuant to which the holders of our common stock become entitled to receive per-share consideration having a value equal to or greater than $9.28. In the event of a corporate transaction or change in control resulting in per-share consideration less than such amount, the RSUs will only vest in the sole discretion of the board of directors. Vesting of the RSUs requires the executive to remain in our service through the vesting date, provided, however, that if the executive’s service terminates due to death, permanent disability, retirement or termination by us other than for misconduct, then the executive will retain the number of RSUs equal to the total number of RSUs granted to such executive multiplied by the number of whole months which have passed since the grant date, divided by 64, which RSUs will remain subject to vesting. The RSUs terminate if they do not vest prior to November 1, 2016.

(4)	Each stock option award in our 2011 fiscal year was made pursuant to our 2000 Stock Incentive Plan. With the exception of the awards to Mr. Agnes, each stock option award listed in the table above will vest in three equal and successive annual installments over the three year period commencing upon the grant date provided the executive remains in our service through the vesting date. Mr. Agnes’ stock option awards will vest in a lump sum on the fourth anniversary of the grant date, provided he remains in our service through the vesting date. Each option has a maximum term of ten years.
(5)	The grant date fair value of each equity award has been computed in accordance with FASB ASC Topic 718 and without any adjustments for forfeitures.
(6)	Mr. Agnes’ Incentive Compensation Plan bonus was paid in euros but has been converted for purposes of this table into dollars at an exchange rate of 1.30 dollars per euro.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding outstanding equity awards held by our named executive officers at October 31, 2011:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options # Exercisable(1)	Number of Securities Underlying Unexercised Options # Unexercisable(1)	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested $(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $(2)
Robert B. McKnight, Jr.	12/03/01	400,000	—	3.5250	12/04/11	—		—	—		—
	12/19/02	400,000	—	6.6575	12/20/12	—		—	—		—
	11/12/03	400,000	—	8.7250	11/13/13	—		—	—		—
	10/17/07	—	—	—	—	20,000	(3)	67,000	—		—
	12/26/07	80,000	—	9.0000	12/27/17	—		—	—		—
	01/16/09	66,666	33,334	1.7700	01/17/19	—		—	—		—
	01/16/09	—	—	—	—	40,000	(4)	134,000	—		—
	04/06/09	16,666	8,334	1.2500	04/07/19	—		—	—		—
	08/07/09	—	420,000	2.2300	08/08/19	—		—	—		—
	08/07/09	—	—	—	—	80,000	(5)	268,000	—		—
	12/23/09	33,333	66,667	2.3500	12/24/19	—		—	—		—
	03/09/10	33,333	66,667	3.1000	03/10/20	—		—	—		—
	12/22/10	—	150,000	5.2000	12/23/20	—		—	—		—
	06/13/11	—	—	—	—	—		—	2,000,000	(6)	6,700,000
Joseph Scirocco	12/26/07	80,000	—	9.0000	12/27/17	—		—	—		—
	01/16/09	53,333	26,667	1.7700	01/17/19	—		—	—		—
	01/16/09	—	—	—	—	30,000	(4)	100,500	—		—
	04/06/09	13,333	6,667	1.2500	04/07/19	—		—	—		—
	08/07/09	—	340,000	2.2300	08/08/19	—		—	—		—
	08/07/09	—	—	—	—	60,000	(5)	201,000	—		—
	12/23/09	33,333	66,667	2.3500	12/24/19	—		—	—		—
	12/22/10	—	100,000	5.2000	12/23/20	—		—	—		—
	06/13/11	—	—	—	—	—		—	700,000	(6)	2,345,000
Charles S. Exon	12/03/01	80,000	—	3.5250	12/04/11	—		—	—		—
	12/19/02	88,000	—	6.6575	12/20/12	—		—	—		—
	11/12/03	120,000	—	8.7250	11/13/13	—		—	—		—
	12/26/07	60,000	—	9.0000	12/27/17	—		—	—		—
	01/16/09	53,333	26,667	1.7700	01/17/19	—		—	—		—
	01/16/09	—	—	—	—	30,000	(4)	100,500	—		—
	04/06/09	13,333	6,667	1.2500	04/07/19	—		—	—		—
	08/07/09	—	340,000	2.2300	08/08/19	—		—	—		—
	08/07/09	—	—	—	—	60,000	(5)	201,000	—		—
	12/23/09	33,333	66,667	2.3500	12/24/19	—		—	—		—
	12/22/10	—	100,000	5.2000	12/23/20	—		—	—		—
	06/13/11	—	—	—	—	—		—	700,000	(6)	2,345,000
Pierre Agnes	12/03/01	8,000	—	3.5250	12/04/11	—		—	—		—
	12/19/02	28,000	—	6.6575	12/20/12	—		—	—		—
	03/31/03	40,000	—	7.6550	04/01/13	—		—	—		—
	11/12/03	80,000	—	8.7250	11/13/13	—		—	—		—
	12/26/07	—	55,000	9.0000	12/27/17	—		—	—		—
	01/16/09	—	60,000	1.7700	01/17/19	—		—	—		—
	01/16/09	—	—	—	—	25,000	(4)	83,750	—		—
	04/06/09	—	20,000	1.2500	04/07/19	—		—	—		—
	08/07/09	—	340,000	2.2300	08/08/19	—		—	—		—
	08/07/09	—	—	—	—	60,000	(5)	201,000	—		—
	12/23/09	—	150,000	2.3500	12/24/19	—		—	—		—
	12/22/10	—	100,000	5.2000	12/23/20	—		—	—		—
	06/13/11	—	—	—	—	—		—	1,000,000	(6)	3,350,000
Craig Stevenson	12/26/07	25,000	—	9.0000	12/27/17	—		—	—		—
	01/16/09	40,000	20,000	1.7700	01/17/19	—		—	—		—
	01/16/09	—	—	—	—	25,000	(4)	83,750	—		—
	04/06/09	13,333	6,667	1.2500	04/07/19	—		—	—		—
	08/07/09	—	340,000	2.2300	08/08/19	—		—	—		—
	08/07/09	—	—	—	—	60,000	(5)	201,000	—		—
	12/23/09	50,000	100,000	2.3500	12/24/19	—		—	—		—
	12/22/10	—	100,000	5.2000	12/23/20	—		—	—		—
	06/13/11	—	—	—	—	—		—	1,000,000	(6)	3,350,000

(1)	Except for Mr. Agnes’ stock options and the options granted in August 2009, all stock options listed vest and become exercisable in three equal and successive annual installments over the three year period commencing on the date of grant, provided the executive officer remains in our service through the vesting date. Mr. Agnes’ stock options vest in a lump sum on the fourth anniversary of the grant date, provided he remains in our service through such date. With the exception of the award made to Mr. Agnes, the stock option awards made in August 2009 are subject to cliff vesting on the three-year anniversary of the grant date.

(2)	The market value of restricted shares of common stock are calculated by multiplying the number of shares of stock held by the applicable executive officer that had not vested as of October 31, 2011 by $3.35, the fair market value of our common stock on October 31, 2011, which is the last day of our fiscal year. Although the RSUs will not vest unless a significantly higher price is achieved, the market value of RSUs are calculated by multiplying the number of shares of stock underlying the RSUs held by the applicable executive officer that had not vested as of October 31, 2011 by $3.35, the fair market value of our common stock on October 31, 2011.
(3)	The restricted shares of common stock granted pursuant to this award will vest on October 17, 2012 provided the executive officer remains in our service through that date.
(4)	The restricted shares of common stock granted pursuant to this award vested on January 16, 2012.
(5)	The restricted shares of common stock granted pursuant to this award will vest on August 7, 2012 provided the executive officer remains in our service through that date.
(6)	The RSUs granted pursuant to this award will vest if during any consecutive 30-day period the weighted average per share trading price of our common stock (as reported on the New York Stock Exchange) equals or exceeds $12.50, however, if such threshold is achieved prior to the first anniversary of the grant date, the RSUs will not become vested until such first anniversary. The RSUs vest on an accelerated basis in the event of certain corporate transactions or a change in control pursuant to which the holders of our common stock become entitled to receive per-share consideration having a value equal to or greater than $9.28. In the event of a corporate transaction or change in control resulting in per-share consideration less than such amount, the RSUs will only vest in the sole discretion of the board of directors. Vesting of the RSUs requires the executive to remain in our service through the vesting date, provided, however, that if the executive’s service terminates due to death, permanent disability, retirement or termination by us other than for misconduct, then the executive will retain the number of RSUs equal to the total number of RSUs granted to such executive multiplied by the number of whole months which have passed since the grant date, divided by 64, which RSUs shall remain subject to vesting. The RSUs terminate if they do not vest prior to November 1, 2016.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers during the fiscal year ended October 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized Upon Exercise $	Number of Shares Acquired on Vesting #	Value Realized on Vesting $
Robert B. McKnight, Jr.	200,000	98,115	95,000	377,350
Joseph Scirocco	—	—	60,000	312,600
Charles S. Exon	—	—	82,000	309,620
Pierre Agnes	—	—	70,000	247,100
Craig Stevenson	—	—	10,000	52,100

Employment Agreements

On May 25, 2005, we entered into employment agreements, which were (except for Messrs. Agnes’ and Stevenson’s agreements) amended and restated on January 5, 2012, with each of: Robert B. McKnight, Jr., our Chairman, Chief Executive Officer and President; Charles S. Exon, our Chief Administrative Officer, Secretary and General Counsel; Craig Stevenson, our Chief Operating Officer and Global Board President since November 1, 2011; and Pierre Agnes, our President – Quiksilver Europe.

The agreements with Messrs. McKnight and Exon and, under the terms of those agreements, their employment, automatically terminate on October 31, 2016, while the agreements with Messrs. Stevenson and Agnes are for an unspecified term. These agreements may be terminated by us or the executive for any reason, subject to the payment of certain amounts as set forth below. Under these agreements, we currently pay base salaries at an annual rate equal to the following: $1,000,000 for Mr. McKnight; $550,000 for Mr. Exon, €475,000 (approximately $617,500) for Mr. Agnes; and $475,000 for Mr. Stevenson. Our compensation committee has the discretion to adjust these base salaries based on our performance, the individual’s performance, market conditions or such other factors as the committee deems relevant, provided that Messrs. McKnight’s and Exon’s annual base salary may not be reduced below $1,000,000 and $550,000, respectively. The agreements also provide that each executive is eligible to receive an annual discretionary bonus on terms approved by the compensation committee. In addition, in connection with Mr. Stevenson’s relocation to the United States, the compensation committee approved an expatriate compensation package in addition to his base salary. Such expatriate compensation included the use of a company-owned automobile and a company-leased home, and until December 2009, included a monthly allowance of $6,000 to cover educational and other cost of living expenses. Mr. Stevenson’s expatriate compensation terminated in December 2011 since he relocated to Australia upon appointment to his new position as Chief Operating Officer and Global Brand President.

Each agreement requires us to maintain a $2,000,000 term life insurance policy on the life of the executive, payable to their designees; provided, however, that we are not required to pay annual premiums for the policies in excess of $5,000 each. The agreements also provide that the executives will continue to be participants in our 2000 Stock Incentive Plan, or any successor equity plan, on terms established by our board of directors, but, in the case of Messrs. Exon, Stevenson and Agnes, substantially similar to those granted to our other senior executives of an equivalent level. Each agreement further provides that the executives will be covered by our group health insurance programs and our long-term disability plan for senior executives on the same terms and conditions applicable to comparable employees. We also provide each executive with a clothing allowance to purchase company products at our wholesale prices.

If we terminate an executive’s employment without Cause (as defined below), or if the executive terminates his employment for Good Reason (as defined below) within six months of the event constituting Good Reason, the employment agreements provide that we will: (1) continue to pay the executive’s base salary for a period of eighteen months (twenty-four months in the case of Mr. McKnight), (2) pay a pro rata portion of the annual bonus earned, if any, for the fiscal year in which the termination occurs, (3) in the case of Messrs. McKnight and Exon, pay the full amount of any unpaid annual bonus earned from the preceding fiscal year, and (4) in the case of Messrs. McKnight, Stevenson and Agnes, pay an amount equal to two times the average annual bonus earned by the executive during the two most recently completed fiscal years, payable over eighteen months (twenty-four months in the case of Mr.

McKnight) following the executive’s termination. For Messrs. McKnight and Exon, if their termination were to occur within twelve months following a Change in Control (as defined below), the period of salary continuation is increased by six months in the case of Mr. Exon and twelve months in the case of Mr. McKnight and, in the case of Mr. McKnight only, the payment based on average annual bonus is increased to three times such average. With respect to Messrs. McKnight and Exon, the payments set forth above are also payable in the event that the executive’s employment agreement terminates on October 31, 2016 and the executive’s employment terminates effective the same date. If we terminate an executive for Cause or the executive terminates his employment without Good Reason, then the executive will receive his base salary and benefits earned and accrued prior to termination and, if the basis for Cause is the executive’s death or permanent disability, a pro rata portion of his annual bonus earned for the year in which the termination occurs. In order to receive the payments specified above, other than those earned prior to termination, the executive is required to sign a general release of claims.

Each of the agreements requires that if we grant stock options to the executive after the date of the agreement, the options must provide that if the executive is terminated by us without Cause, as a result of the executive’s death or permanent disability or by the executive for Good Reason, all of the options will automatically vest in full on an accelerated basis and remain exercisable until the earlier to occur of (1) the first anniversary of the termination, (2) the end of the option term, or (3) termination pursuant to other provisions of the option plan or option agreement, such as a corporate transaction.

For purposes of these employment agreements, Cause includes (1) death, (2) permanent disability, (3) willful misconduct in the performance of duties, (4) commission of a felony or violation of law involving moral turpitude or dishonesty, (5) self-dealing, (6) willful breach of duty, (7) habitual neglect of duty, or (8) material breach by the executive of his obligations under the employment agreement.

For purposes of these employment agreements, Good Reason means (1) the assignment to the executive of duties materially inconsistent with his position, as set forth in the agreement, without his consent, (2) a material change in his reporting level from that set forth in the agreement, without his consent, (3) a material diminution in his authority, without his consent, (4) a material breach by us of our obligations under the agreement, (5) the failure by us to obtain from any successor, before the succession takes place, an agreement to assume and perform our obligations under the employment agreement or (6) except in the case of Mr. Agnes and Mr. Stevenson, requiring the executive to be based, other than temporarily, at any office or location outside of the southern California area, without his consent.

Under the employment agreements with Messrs. McKnight and Exon, a “Change in Control” would generally include any of the following events: (1) any person (as defined in the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of Quiksilver, Inc. representing more than 50% of the combined voting power of Quiksilver, Inc.’s then outstanding securities, other than by virtue of a merger, consolidation or similar transaction, except that a Change in Control will not be deemed to occur solely because a person’s beneficial ownership percentage exceeds 50% as a result of a repurchase or other acquisition of voting securities by Quiksilver, Inc. reducing the amount of outstanding voting securities, (2) any merger, consolidation or other business combination of Quiksilver, Inc. with or into another person is consummated, as a result of which the security holders of Quiksilver, Inc. immediately prior to the consummation of such transaction beneficially own, after such transaction, securities possessing less than 50% of the combined voting power of the surviving or acquiring person (or any person controlling the surviving or acquiring person), or (3) the sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Quiksilver, Inc. and its subsidiaries.

On January 5, 2012, we entered into a transitional employment agreement with Joseph Scirocco, our Chief Financial Officer. Pursuant to the terms of this agreement, Mr. Scirocco will continue to serve as our Chief Financial Officer until his separation date which will be the earlier of (1) two weeks from written notice from either us or Mr. Scirocco of his termination and (2) June 30, 2012, at which time his employment with us will terminate. This agreement provides that, effective January 5, 2012 through his separation date, Mr. Scirocco will continue to receive an annual base salary of $550,000, we will continue to maintain a $2,000,000 term life insurance policy on his life payable to his designees (provided we are not required to pay annual premiums for such policy in excess of $5,000) and he will continue to be entitled to a clothing allowance of $5,000 annually. The agreement further provides that Mr. Scirocco will be entitled to certain career transition services through a third party management services company at a cost of up to $20,000. The agreement also provides for severance benefits consisting of (1) a lump sum payment of $624,467 payable on the first payroll date that is six months following his separation date, (2) twelve consecutive monthly payments of $104,078, beginning with the payroll period immediately following the payment in (1) above, and (3) a pro rata portion (based on the portion of the current fiscal year Mr. Scirocco is employed) of Mr. Scirocco’s bonus award pursuant to our Incentive Compensation Plan for fiscal 2012, assuming the performance criteria with respect to such award are achieved, paid at the same time as annual bonuses are paid to our other executives (if at all). In order to receive the severance pay, Mr. Scirocco must not be terminated for “cause” (generally as defined above, except that death will not constitute termination for cause) and he must execute a waiver and release of claims. In addition, on his separation date, all of Mr. Scirocco’s stock options will accelerate and vest and he will have up to one year to exercise such stock options, after which they will expire.

Potential Payments Upon Termination, Change in Control or Corporation Transaction

As described above, payments may be made to our named executive officers upon a change in control or the termination of their employment with us depending upon the circumstances of the termination, which includes termination by us for Cause, termination by us without Cause, automatic termination upon expiration of the employment agreement term (if any), termination by the executive for Good Reason, other voluntary termination by the executive, death, or permanent disability. In addition, the award agreements for stock options, restricted stock and restricted stock units and the Incentive Compensation Plan documents also address these circumstances, as well as the effects of a corporate transaction.

Award Agreements and Incentive Compensation Plan

Under the applicable award agreements, vesting of restricted stock, restricted stock units and stock options granted to employees, including the named executive officers, may be affected upon a “change in control” or a “corporate transaction.” A “change in control” is defined as a change in ownership or control effected through either (i) the acquisition, directly or indirectly by any person or related group of persons (other than Quiksilver or a person that directly or indirectly controls, is controlled by, or is under common control with, Quiksilver), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders, or (ii) a change in the composition of our board over a period of thirty-six (36) consecutive months or less such that a majority of the board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been board members continuously since the beginning of such period or (B) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (A) who were still in office at the time the board approved such election or nomination. A “corporate transaction” is defined as either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of the company.

Upon a corporate transaction, unvested stock options will accelerate and vest in full unless the options are assumed by the successor corporation or replaced with a cash incentive program preserving the spread between the exercise price and the fair market value of the options at the time of the corporation transaction. Similarly, unvested shares of restricted stock will accelerate and vest upon a corporate transaction unless our rights and obligations with respect to the shares are assigned to, and assumed by, the successor corporation. In addition, if a change in control occurs, or a corporate transaction occurs and a successor corporation is assigned and assumes our rights and obligations with respect to shares of restricted stock, and we subsequently terminate an employee for any reason, other than misconduct, all outstanding shares of restricted stock accelerate and vest. “Misconduct” is defined as the commission of any act of fraud, embezzlement or dishonesty by the employee, any unauthorized use or disclosure by such person of our confidential information or trade secrets, or any other intentional misconduct by such person adversely affecting our business or affairs in a material manner.

Upon a corporate transaction or change in control pursuant to which the holders of our common stock become entitled to receive per-share consideration having a value equal to or greater than $9.28, unvested RSUs and the shares of common stock subject to the RSUs would immediately be issued. If a corporate transaction or change in control occurs and the per-share consideration is less than $9.28, the RSUs will only vest in the sole discretion of the board of directors, and if the board does not exercise such discretion to cause the RSUs to vest in connection with a corporate transaction or change in control, the RSUs will be cancelled.

Under the applicable award agreements, vesting of stock options and restricted stock granted to employees, including the named executive officers, may be accelerated in certain other circumstances. Under stock option award agreements, upon termination for cause or for misconduct, the entire award is generally forfeited. Upon termination by the company without cause, termination by the employee for good reason (as defined in their employment agreements), death or disability, the unvested portion of the award is forfeited; provided, however, that only with respect to stock options granted after May 2005, the entire award is immediately vested with respect to our named executive officers. Depending on the type of termination, the time to exercise the vested portion of the stock options varies from three months to one year. In no event is this period later than the expiration date of the option. Under the restricted stock award agreements, upon any termination for death or disability, the entire award is immediately vested. For all other terminations, unvested awards of restricted stock are forfeited unless such termination is in connection with a corporate transaction or change in control, as described above.

Under the RSU award agreements, the RSUs vest and shares of our common stock subject to the RSUs are immediately issued if during a consecutive 30-day period the weighted average per-share trading price of our common stock equals or exceeds $12.50 unless such price threshold occurs during the first 12 months following the date of grant, in which case the RSUs will become vested and the shares will be issued on the 12-month anniversary of the grant date. However, if the employee is terminated for misconduct as defined above or the employee voluntarily resigns for any reason other than retirement, death or permanent disability prior to the 12-month anniversary of the grant date, the RSUs will be cancelled. If an employee ceases to provide service due to the employee’s death, permanent disability, retirement or termination by us other than for misconduct, then the employee will retain a number of RSUs equal to the total number of RSUs granted multiplied by a fraction, the numerator of which is the number of whole months which have passed since the grant date of the RSU and the denominator of which is 64, and all remaining RSUs will be cancelled. Under the RSU award agreements, upon termination for misconduct or an employee’s voluntary resignation for any reason other than retirement, death or permanent disability, the RSUs will be cancelled.

Under our Incentive Compensation Plan, if an employee retires, dies or terminates employment as a result of permanent disability, unless otherwise determined by the compensation committee, the employee will be entitled to a payment based on actual performance in accordance with the terms of the plan and pro rated based on the length of the employee’s service during the applicable plan period. Except as provided in the preceding sentence or as otherwise provided in an employee’s employment agreement, an employee whose employment terminates will forfeit all rights to any payment under the plan. The Compensation Committee has discretion to reduce or eliminate any employee’s right to a bonus payment under the Incentive Compensation Plan at any time and for any reason.

Quantification of Potential Benefits Payable

The following tables set forth a quantification of estimated benefits payable to our named executive officers under various circumstances regarding a change in control, corporate transaction and the termination of their employment. In calculating these benefits, we have taken into consideration or otherwise assumed the following:

•	Termination of employment occurred on October 31, 2011, the last day of our 2011 fiscal year.

•	We have valued equity awards using the $3.35 per share closing market price of our common stock on the NYSE on October 31, 2011, the last trading day of our 2011 fiscal year.

•

We have assumed with respect to RSUs that a corporate transaction or change in control occurring on October 31, 2011 would have resulted in per-share consideration to holders of our common stock of less than $9.28 and that the board of directors would not have exercised its discretion to nevertheless cause any RSUs to vest.

•	We have valued stock options at their intrinsic value, equal to the difference between $3.35 and the per share exercise price, multiplied by the number of shares underlying the stock options.

•

In the event of termination of employment, the payment of amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of the applicable named executive officer’s employment agreement and the applicability of Section 409A of the IRS Code. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

•	We have assumed that IRS Code Section 280G will not apply to any of the amounts paid by us to the applicable named executive officers.

In May 2005, our executive officer employment agreements were amended to provide that all future stock option grants will (1) accelerate on termination due to death or disability, termination without cause or termination for good reason and (2) remain exercisable for 1 year thereafter unless the stock option otherwise terminates pursuant to its terms. Previously, these employment agreements provided that stock options accelerated only on termination without cause or termination for good reason within 12 months of a change in control.

Estimated Benefits Payable As a Result of Termination of Employment by Employee For Good Reason

Elements	Robert B. McKnight	Joseph Scirocco(1)	Charles S. Exon	Pierre Agnes(6)	Craig Stevenson
Salary continuation(2)	$2,000,000	$—	$825,000	$926,250	$712,500
Severance(3)	1,775,000	—	—	1,330,000	836,000
Early vesting of stock options(4)	623,903	—	503,602	667,600	526,401
Incentive Compensation Plan(5)	899,500	—	494,600	699,700	538,300

Total	$5,298,403	$—	$1,823,202	$3,623,550	$2,613,201

(1)	Mr. Scirocco’s employment agreement does not include the concept of, or a definition for, termination for good reason.
(2)	Represents base salary continuation for eighteen months (twenty-four months for Mr. McKnight) following termination.
(3)	Represents severance payable to Messrs. McKnight, Agnes and Stevenson equal to twice the executive’s average annual bonus earned during the two most recently completed fiscal years (i.e., fiscal 2009 and fiscal 2010), payable over eighteen months (twenty-four months for Mr. McKnight) following termination.
(4)	Represents the value of unvested stock options as of October 31, 2011 which accelerate on termination for Good Reason.
(5)	Under each executive’s employment agreement (except Mr. Scirocco’s), if an executive terminates his employment for Good Reason during a fiscal year, the executive is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year. In December 2011, our compensation committee approved the bonus amounts earned under the Incentive Compensation Plan awards for fiscal 2011 for certain of our executive officers. The amounts listed above represent the full amount of such bonuses earned for each executive officer, since we are assuming they were terminated on the last day of the fiscal year and the compensation committee did not exercise its negative discretion not to pay such amount.
(6)	The dollar amounts indicated for salary continuation, severance and Incentive Compensation Plan bonus for Mr. Agnes are based on an assumed exchange rate of 1.3 U.S. dollars per euro, since Mr. Agnes’ base salary and Incentive Compensation Plan bonus are paid in euros.

Estimated Benefits Payable As a Result of Termination of Employment by Company Without Cause or Automatic Termination Upon Expiration of Specified Term of Employment Agreement

Elements	Robert B. McKnight	Joseph Scirocco	Charles S. Exon	Pierre Agnes(6)	Craig Stevenson
Salary continuation(1)	$2,000,000	$—	$825,000	$926,250	$712,500
Severance(2)	1,775,000	1,873,400	—	1,330,000	836,000
Early vesting of stock options(3)	623,903	503,602	503,602	667,600	526,401
Incentive Compensation Plan(4)	899,500	443,400	494,600	699,700	538,300

Total	$5,298,403	$2,820,402	$1,823,202	$3,623,550	$2,613,201

(1)	Represents base salary continuation for eighteen months (twenty-four months for Mr. McKnight) following termination.

(2)	With respect to Messrs. McKnight, Agnes and Stevenson, represents severance equal to twice the executive’s average annual bonus earned during the two most recently completed fiscal years (i.e., fiscal 2009 and fiscal 2010), payable over eighteen months (twenty-four months for Mr. McKnight) following termination. With respect to Mr. Scirocco, represents a lump sum payment of $624,467 six months following termination and equal payments on regular payroll dates for twelve months thereafter totaling $1,248,933.
(3)	Represents the value of unvested stock options as of October 31, 2011 which accelerate on termination without Cause or automatic termination of employment upon expiration of employment agreement with a specified term.
(4)	Under each executive’s employment agreement, if we terminate an executive’s employment without Cause during a fiscal year, the executive is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year. In December 2011, our compensation committee approved bonus amounts earned under the Incentive Compensation Plan awards for fiscal 2011 for certain of our executive officers. The amounts listed above represent the full amount of such bonuses earned for each executive officer, since we are assuming they were terminated on the last day of the fiscal year and the compensation committee did not exercise its negative discretion not to pay such amount.
(5)	The dollar amounts indicated for salary continuation, severance and Incentive Compensation Plan for Mr. Agnes are based on an assumed exchange rate of 1.3 U.S. dollars per euro, since Mr. Agnes’ base salary and Incentive Compensation Plan bonus are paid in euros.

Estimated Benefits Payable As a Result of Termination of Employment by Employee For Good Reason or by Company Without Cause Within Twelve Months Following a Change in Control(1)

Elements	Robert B. McKnight	Joseph Scirocco	Charles S. Exon	Pierre Agnes(7)	Craig Stevenson
Salary continuation(2)	$3,000,000	$—	$1,100,000	$926,250	$712,500
Severance(3)	2,662,500	1,873,400	—	1,330,000	836,000
Early vesting of stock options(4)	623,903	503,602	503,602	667,600	526,401
Early vesting of restricted stock(5)	469,000	301,500	301,500	284,750	284,750
Incentive Compensation Plan(6)	899,500	443,400	494,600	699,700	538,300

Total	$7,654,903	$3,121,902	$2,399,702	$3,908,300	$2,897,951

(1)	For purposes of this table, “change in control” has the meaning set forth in the executive officer employment agreements described above. Mr. Scirocco’s employment agreement does not include the concept of, or a definition for, termination for good reason.
(2)	Represents base salary continuation for twenty-four months for Mr. Exon, thirty-six months for Mr. McKnight and eighteen months for Messrs. Agnes and Stevenson following termination.
(3)	With respect to Messrs. McKnight, Agnes and Stevenson, represents severance equal to twice (three times for Mr. McKnight) the executive’s average annual bonus earned during the two most recently completed fiscal years (i.e., fiscal 2009 and fiscal 2010), payable over thirty-six months for Mr. McKnight and eighteen months for Messrs. Agnes and Stevenson following termination. With respect to Mr. Scirocco, represents a lump sum payment of $624,467 six months following termination and equal payments on regular payroll dates for twelve months thereafter totaling $1,248,933.
(4)	Represents the value of unvested stock options as of October 31, 2011 which accelerate on termination for Good Reason or without Cause, assuming the unvested stock options had not previously accelerated in connection with the change in control.
(5)	Represents the value of unvested shares of restricted common stock as of October 31, 2011 which would accelerate after a corporate transaction or change in control if the executive officer was terminated by the successor corporation for any reason, other than misconduct, assuming the unvested restricted stock had not previously vested in connection with the change in control, calculated by multiplying the number of accelerated shares by the closing price of our common stock on October 31, 2011, the last trading day of our 2011 fiscal year.

(6)	Under each executive’s employment agreement, if an executive terminates his employment for Good Reason or we terminate his employment without Cause during a fiscal year, the executive is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year. In December 2011, our compensation committee approved bonus amounts earned under the Incentive Compensation Plan awards for fiscal 2011 for our executive officers. The amounts listed above represent the full amount of such bonuses earned for each executive officer, since we are assuming they were terminated on the last day of the fiscal year and the compensation committee did not exercise its negative discretion not to pay such amount.
(7)	The dollar amounts indicated for salary continuation, severance and Incentive Compensation Plan for Mr. Agnes are based on an assumed exchange rate of 1.3 U.S. dollars per euro, since Mr. Agnes’ base salary and Incentive Compensation Plan bonus are paid in euros.

Estimated Benefits Payable As a Result of Termination of Employment by Employee Without Good Reason

Elements	Robert B. McKnight	Joseph Scirocco	Charles S. Exon	Pierre Agnes	Craig Stevenson
Severance(1)	$—	$1,873,400	$—	$—	$—
Early vesting of stock options(2)	—	503,602	—	—	—
Incentive Compensation Plan(3)	—	443,400	—	—	—

Total	$—	$2,820,402	$—	$—	$—

(1)	Represents a lump sum payment of $624,467 six months following termination and equal payments on regular payroll dates for twelve months thereafter totaling $1,248,933.
(2)	Represents the value of unvested stock options as of October 31, 2011 which accelerate on termination other than for Cause.
(3)	Under the terms of Mr. Scirocco’s employment agreement, if he terminates his employment for any reason during the fiscal year, he is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year. In December 2011, our compensation committee approved bonus amounts earned under the Incentive Compensation Plan awards for fiscal 2011 for our executive officers. The amount listed above represents the full amount of such bonus earned by Mr. Scirocco, since we are assuming he was terminated on the last day of the fiscal year and the compensation committee did not exercise its negative discretion not to pay such amount.

Estimated Benefits Payable as a Result of Termination of Employment Upon Retirement

Elements	Robert B. McKnight	Joseph Scirocco	Charles S. Exon	Pierre Agnes(4)	Craig Stevenson
Severance(1)	$—	$1,873,400	$—	$—	$—
Early vesting of stock options(2)	—	503,602	—	—	—
Incentive Compensation Plan(3)	899,500	443,400	494,600	699,700	538,300

Total	$899,500	$2,820,402	$494,600	$699,700	$538,300

(1)	Represents a lump sum payment of $624,467 six months following termination and payment on regular payroll dates thereafter for 12 months totaling $1,248,933.
(2)	Represents the value of unvested stock options as of October 31, 2011 which accelerate on termination other than for Cause.
(3)	Under the terms of the Incentive Compensation Plan, if an employee retires during a fiscal year, the executive is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year, unless otherwise determined by the compensation committee. In December 2011, our compensation committee approved bonus amounts earned under the Incentive Compensation Plan awards for fiscal 2011 for our executive officers. The amounts listed above represent the full amount of such bonuses earned for each executive officer since we are assuming they were terminated on the last day of the fiscal year, and that the compensation committee did not exercise its negative discretion not to pay such amount.

(4)	The dollar amounts indicated for Incentive Compensation Plan for Mr. Agnes is based on the assumed exchange rate of 1.3 U.S. dollars per euro, since Mr. Agnes’ Incentive Compensation Plan bonus is paid in euros.

Estimated Benefits Payable As a Result of Termination of Employment Due to Death or Disability

Elements	Robert B. McKnight	Joseph Scirocco	Charles S. Exon	Pierre Agnes(4)	Craig Stevenson
Severance(1)	$—	$1,873,400	$—	$—	$—
Early vesting of stock options(2)	623,903	503,602	503,602	667,600	526,401
Early vesting of restricted stock(3)	469,000	301,500	301,500	284,750	284,750
Incentive Compensation Plan(4)	899,500	443,400	494,600	699,700	538,300

Total	$1,992,403	$3,121,902	$1,299,702	$1,652,050	$1,349,451

(1)	Represents a lump sum payment of $624,467 six months following termination and equal payments on regular payroll dates for twelve months thereafter totaling $1,248,933.
(2)	Represents the value of unvested stock options as of October 31, 2011 which accelerate on termination due to death or disability.
(3)	Represents the value of unvested shares of restricted stock as of October 31, 2011 which accelerate on termination due to death or disability, calculated by multiplying the number of accelerated shares by the closing price of our common stock on October 31, 2011, the last trading day of our 2011 fiscal year.
(4)	Under each executive’s employment agreement, if an executive’s employment is terminated due to death or disability during a fiscal year, the executive is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year. In December 2011, our compensation committee approved discretionary bonus amounts earned under the Incentive Compensation Plan awards for fiscal 2011 for our executive officers. The amounts listed above represent the full amount of such bonuses earned for each executive officer, since we are assuming they were terminated on the last day of the fiscal year and the compensation committee did not exercise its negative discretion not to pay such amount.
(5)	The dollar amount indicated for Mr. Agnes is based on an assumed exchange rate of 1.3 U.S. dollars per euro, since Mr. Agnes’ Incentive Compensation Plan bonus is paid in euros.

Estimated Benefits Payable As a Result of a Corporate Transaction and Without the Termination of the Executive Officers’ Employment(1)

Elements	Robert B. McKnight	Joseph Scirocco	Charles S. Exon	Pierre Agnes	Craig Stevenson
Early vesting of stock options(2)	$623,903	$503,602	$503,602	$667,600	$526,401
Early vesting of restricted stock(3)	469,000	301,500	301,500	284,750	284,750

Total	$1,092,903	$805,102	$805,102	$952,350	$811,151

(1)	For purposes of this table, “corporate transaction” has the meaning set forth in our 2000 Stock Incentive Plan described above.
(2)	Represents the value of unvested stock options as of October 31, 2011 which accelerate on a corporate transaction, assuming the options are neither assumed by the successor corporation nor replaced with a cash incentive program preserving the spread existing at the time of the corporate transaction.
(3)	Represents the value of unvested shares of restricted stock as of October 31, 2011 which accelerate on a corporate transaction, assuming the rights and obligations with respect to the shares are not assigned to the successor corporation or new agreements of comparable value are not substituted for such shares of restricted stock. The amount is calculated by multiplying the number of accelerated shares by the closing price of our common stock on October 31, 2011, the last trading day of our 2011 fiscal year.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of

the Board of Directors

William M. Barnum, Jr.

Joseph F. Berardino

Robert L. Mettler

February 7, 2012

The above report of the compensation committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

AUDIT COMMITTEE REPORT

The audit committee’s role is to act on behalf of the board of directors in the oversight of all aspects of Quiksilver’s financial reporting, internal control and audit functions. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the 2011 fiscal year with management.

The audit committee also reviewed and discussed with Deloitte & Touche LLP, Quiksilver’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended). In addition, the audit committee has discussed with Deloitte & Touche their independence from management and Quiksilver, including the matters in the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning independence, which were received by the audit committee. The audit committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with their independence.

The audit committee discussed with Deloitte & Touche the overall scope and plans for their audit. The audit committee met with Deloitte & Touche, with and without management present, to discuss the results of their examinations, their evaluations of Quiksilver’s internal controls, and the overall quality of Quiksilver’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee of

the Board of Directors

William M. Barnum, Jr.

Joseph F. Berardino

James G. Ellis

Robert L. Mettler

February 7, 2012

The above report of the audit committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has not yet selected the independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending October 31, 2012. Our audit committee will make its selection after it has received and reviewed audit proposals for the year.

Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended October 31, 2011. Representatives of Deloitte & Touche are expected to be present at our annual meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

Audit and All Other Fees

The fees billed to us by Deloitte & Touche during the last two fiscal years for the indicated services were as follows:

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$2,151,000	$2,280,000
Audit-Related Fees(2)	142,000	254,000
Tax Fees(3)	696,000	816,000
All Other Fees(4)	-0-	-0-

Total Fees	$2,989,000	$3,350,000

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, Section 404 attest services, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees — These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit plan audits, due diligence related to mergers and acquisitions, and consulting on financial accounting/reporting standards.
(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes the preparation of Quiksilver and our consolidated subsidiaries’ original and amended tax returns, refund claims, payment planning, tax audit assistance and tax work stemming from “Audit-Related” items.
(4)	All Other Fees — These are fees for other permissible work performed by Deloitte & Touche that does not meet the above category descriptions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, our audit committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the SEC. Each year, the independent registered public accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the audit committee. At the beginning of the fiscal year, the committee will evaluate other known potential engagements of our independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non- audit service on the independent registered public accounting firm’s independence from management. At each subsequent committee meeting, the committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the chairman so approves any such engagements, he is required to report that approval to the full committee at the next committee meeting.

Since November 1, 2009, each new engagement of Deloitte & Touche has been approved in advance by the committee and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Potential Related Party Transactions

Our audit committee is responsible for the review, approval or ratification of “related-person transactions” between us and related persons. Under SEC rules, related persons are our directors, officers, nominees for directors, or 5% stockholders of our common stock since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect interest. Our audit committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any employment by us of an executive officer if:

•	the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements; or

•

the executive officer is not an immediate family member of another of our executive officers or directors, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and our compensation committee approved (or recommended that the board approve) such compensation;

•	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

•

any transaction with another organization for which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that organization, if the amount involved does not exceed the greater of $1,000,000, or 1% of that organization’s gross annual revenue;

•

any charitable contribution by us to a charitable or educational organization for which a related person’s only relationship is as an employee (other than an executive officer), a trustee or a director, if the amount involved does not exceed the lesser of $1,000,000, or 1% of the charitable organization’s gross annual revenues;

•	any transaction where the related person’s interest arises solely from the ownership of our securities and all holders of such securities received the same benefit on a pro rata basis; and

•	any transaction where the rates or charges involved are determined by competitive bids.

Transactions falling within the scope of these policies and procedures that are not included in one of the above categories are reviewed by our audit committee, which determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Related Party Transactions

European Office Leases

One of our European subsidiaries leases office space in Soorts-Hossegor and in Capbreton, France from SCI Anepia, an entity owned by Pierre Agnes, our Quiksilver Europe-President, and his wife. The Hossegor lease is for a 9-year term expiring on November 17, 2015. The current annual rent is €282,882 (approximately $367,747 at an assumed exchange rate of 1.3 dollars per euro). The Capbreton lease is also for a term of 9 years expiring on February 1, 2019. The current annual rent is €175,341 (approximately $227,943 at an assumed exchange rate of 1.3 dollars per euro). From November 1, 2010 through October 31, 2011, we paid SCI Anepia an aggregate of €458,223 (approximately $595,690 at an assumed exchange rate of 1.3 dollars per euro) under these leases. We believe these leases are on terms no less favorable to us than those that are available from persons not affiliated with us.

Rhône Warrant and Registration Rights Agreement

On July 31, 2009, we, along with our Quiksilver Americas, Inc. subsidiary, as borrower, entered into a Credit Agreement with Rhône Group L.L.C. (“Rhône Group”), as administrative agent, and Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P., as the lenders (the “Rhône Lenders”), providing for a senior secured term loan facility to Quiksilver Americas in an aggregate principal amount of $125,000,000 (the “U.S. term facility”). Also on July 31, 2009, we, along with our Mountain & Wave S.à.r.l. subsidiary (“Quiksilver Europe”), as borrower, entered into a Credit Agreement with Rhône Group, as administrative agent, and the Rhône Lenders, providing for a senior secured term loan facility to Quiksilver Europe in an aggregate principal amount of €20 million (the “European term facility”, together with the U.S. term facility, the “Rhône term loans”). As described below under “Rhône Debt-for-Equity Exchange and Stockholders Agreement,” the Rhône term loans have been repaid in full. Upon the closing of the Rhône term loans in July 2009, Rhône Group received an upfront fee of 3% of the aggregate principal amount of the term facilities and, upon the final payment of the U.S. term facility in October 2010, received an additional aggregate payment of $1,500,000.

In consideration of providing the Rhône term loans we entered into a Warrant and Registration Rights Agreement with Rhône Capital III L.P. (“Rhône Capital III”) and the Rhône Lenders, which are funds affiliated with Rhône Capital III, pursuant to which we issued to the Rhône Lenders warrants to purchase shares of our common stock exercisable for 25,653,831 shares of common stock. The warrants were fully earned and vested upon issuance. The exercise price of the warrants is $1.86 per share and the warrants are exercisable at any time during their seven-year term by paying the exercise price in cash, pursuant to a “cashless exercise” of the warrant or by a combination thereof.

Pursuant to the terms of the Warrant and Registration Rights Agreement, on July 31, 2009, we increased the number of directors constituting our board of directors by two and filled the newly-created directorships with two directors, M. Steven Langman and Andrew Sweet, nominated by Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P. (together, the “Appointing Funds”), respectively. Triton Coinvestment SPV L.P.’s right to nominate one director continues until the Rhône Lenders have sold one-third of the shares of common stock issued upon exercise of the warrants (or warrants exercisable for such amount) other than to affiliates of Rhône Capital III, and Triton Onshore SPV L.P.’s right to nominate one director continues until the Rhône Lenders have sold two-thirds of the shares of common stock issuable upon exercise of the warrants (or warrants exercisable for such amount) other than to affiliates of Rhône Capital III.

Messrs. Langman and Sweet are each members of the board of managers of Rhône Group, and hold equity interests in such entity. In addition, Messrs. Langman and Sweet hold limited partnership interests in various investment vehicles which have provided capital to the Rhône Lenders and are members of the board of managers of Rhône Capital L.L.C., which together with its affiliates (including Rhône Capital III), indirectly control such investment vehicles as well as the Rhône Lenders. Messrs. Langman’s and Sweet’s director compensation is described under the heading “CORPORATE GOVERNANCE – Director Compensation.”

The Rhône term loans would have matured on July 30, 2014 and bore interest at 15% per annum. Interest paid with respect to the Rhône term loans totaled $25.3 million. Both Rhône term loans were guaranteed by Quiksilver, Inc. and most of our U.S. subsidiaries, and the European term facility was also guaranteed by our subsidiary Quiksilver Deluxe S.à.r.l., a Luxemburg company, and certain of our other foreign subsidiaries. The Rhône term loans were secured primarily by a first or second-priority security interest in substantially all property related to our Americas business.

Under the terms of the Warrant and Registration Rights Agreement, the exercise price and number of common shares issuable upon exercise of the warrants we issued in connection with the Rhône term loans are subject to customary adjustments for certain events. We are required to obtain the consent of Rhône Capital III prior to issuing our common stock (or securities convertible or exchangeable into common stock) at a price per share less than $1.86. To the extent any adjustment to the warrants would result in an issuance of our common stock in excess of 19.99% of the outstanding shares at the time of the issuance of the warrants, the holders would instead be issued upon exercise of the warrants shares of our non-voting Series A Preferred Stock, with the same economic rights (including the right to participate in any change of control) as a share of common stock, other than a fixed dividend rate of 10% per annum, increasing 2% every two quarters up to 18% per annum. Such preferred shares would be automatically converted to common stock upon receipt of approval of our stockholders. The warrants are not transferable (other than to affiliates of Rhône Capital III) and although the common stock issued upon exercise of the warrants is fully transferable (except for any securities law restrictions), the holders agreed not to transfer common stock representing 15% or more of the then outstanding number of shares of our common stock to any one person unless approved by our board of directors.

Under the Warrant and Registration Rights Agreement, the Rhône Lenders have customary demand and piggyback registration rights with respect to the warrants and the underlying shares. Each initial holder of warrants that continue to hold at least 50% of the warrants (or the shares underlying the warrants) initially issued to such holder has additional subscription rights pursuant to the warrants allowing such initial holder to maintain its proportionate, as-if-converted ownership interest in us, if we make a public or private offering of our common stock for cash, subject to certain exclusions.

Rhône Stockholders Agreement

On August 9, 2010, pursuant to an exchange agreement with Rhône Capital III and the Rhône Lenders, we, along with Quiksilver Americas and Quiksilver Europe, exchanged $140 million of the principal balance outstanding under the Rhône term loans for approximately 31.1 million shares of our common stock, which represented an exchange price of $4.50 per share (the “Exchange”). Upon consummation of the Exchange, Rhône Capital III received an aggregate exchange fee of $6,650,000. Following the Exchange, the aggregate balance outstanding under the Rhône term loans was $24.5 million, which was repaid in October 2010.

In connection with the Exchange, we, the Rhône Lenders and Rhône Capital III, entered into a Stockholders Agreement, under which, among other things, Rhône Capital III and the Rhône Lenders are entitled to (i) customary demand and piggyback registration rights with respect to the shares of our common stock issued in the Exchange, (ii) so long as Rhône Capital III and its affiliates collectively continue to own at least 8,333,334 shares of our common stock, preemptive rights to purchase additional shares of our common stock to maintain their respective proportionate ownership interest in us if we make a public or private offering of common stock for cash, subject to certain exclusions, and (iii) certain information rights. Further, under the Stockholders Agreement, each of the Appointing Funds will be entitled to designate a director to our board of directors; provided, that if the Rhône Lenders sell one-third or more of the common stock they received in the Exchange to any persons other than affiliates, then only Triton Onshore SPV L.P. shall be entitled to designate a director pursuant to the Stockholders Agreement, and if the Rhône Lenders sell two-thirds or more of the common stock they received in the Exchange to any persons other than affiliates, then Triton Onshore SPV L.P.’s right to designate a director pursuant to the Stockholders Agreement shall terminate; provided further, however, that for so long as any directors designated by the Appointing Funds pursuant to the Warrant and Registration Rights Agreement serve on the board of directors, then such directors shall be counted as directors designated by the Appointing Funds for purposes of the Stockholders Agreement.

The Stockholders Agreement also provides that the Rhône Lenders are subject to transfer restrictions, subject to certain exceptions, and standstill restrictions. The standstill restrictions provide that, subject to certain exceptions and until Rhône Capital III and its affiliates cease to beneficially own more than 20% of our outstanding common stock on a fully-diluted basis, neither Rhône Capital III nor its affiliates, including the Rhône Lenders, will, without the prior written consent of the independent directors of our board of directors, effect or seek, offer or propose (i) to beneficially own, individually or as part of a “group” (within the meaning of Section 13(d) of the Exchange Act), more than 34.99% of our common stock, (ii) to transact any tender or exchange offer or merger involving us, and (iii) to solicit any proxies or written consents to elect directors to our board of directors (other than any solicitation of proxies to elect any director that they are entitled to designate pursuant to the Stockholders Agreement and the Warrant and Registration Rights Agreement and who has not been nominated by the board of directors and/or elected by our stockholders).

The standstill restrictions do not prevent Rhône Capital III or any of its affiliates, during such time as they beneficially own more than 20% of our outstanding common stock on a fully-diluted basis, from acquiring, either directly or indirectly, (i) the shares of our common stock or Series A preferred stock issuable or issued upon the exercise of the warrants issued under the Warrant and Registration Rights Agreement, (ii) the shares of our common stock, if any, issued pursuant to the preemptive rights provisions of the Stockholders Agreement and the Warrant and Registration Rights Agreement, (iii) certain shares of our common stock issued to the directors designated by the Appointing Funds because of their service on our board of directors or (iv) any common stock or common stock equivalents directly from us or pursuant to a tender or exchange offer made to all of our stockholders.

In addition, the standstill restrictions under the Stockholders Agreement terminate if, at any time during the standstill period, (i) we fail to nominate any director designated by Rhône Capital III and its affiliates pursuant to the Stockholders Agreement or the Warrant and Registration Rights Agreement or fail to vote any of our proxies in favor of any such director, (ii) our stockholders fail to elect any director designated by Rhône Capital III and its affiliates pursuant to the Stockholders Agreement or Warrant and Registration Rights Agreement, (iii) a “change of control” or similar concept shall have occurred under any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries or any of our properties may be bound, or (iv) Rhône Capital III and its affiliates cease to beneficially own more than 20% of our outstanding common stock on a fully-diluted basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Certain officers, directors and greater-than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended October 31, 2011 all Section 16(a) filing requirements applicable to our officers, directors and greater-than ten percent beneficial owners were satisfied.

NOMINATIONS AND STOCKHOLDER PROPOSALS

From time to time, stockholders submit proposals that may be proper subjects for inclusion in our proxy statement and for consideration at an annual meeting. Any stockholder proposals for inclusion in our 2013 proxy statement must be received by our corporate Secretary no later than October 11, 2012. All stockholders submitting proposals must meet the stockholder eligibility requirements of Rule 14a-8 (available on the SEC website). Please direct any such proposal, as well as any related questions, to our corporate Secretary at Quiksilver, Inc., 15202 Graham Street, Huntington Beach, CA 92649.

Our bylaws provide that any stockholder wishing to nominate a director at or bring any other item before an annual meeting, other than proposals intended to be included in the proxy materials pursuant to Rule 14a-8, must provide timely and compliant written notice. To be timely for the 2013 annual meeting, a notice must be delivered to our corporate Secretary at the address provided above, but not before November 20, 2012 nor after December 20, 2012. However, if the 2013 annual meeting is advanced by more than 30 days or delayed more than 70 days from March 20, 2013, then our bylaws provide a different deadline for the notice. The notice must contain and be accompanied by additional information as specified in our bylaws. We recommend that any stockholder wishing to nominate a director at or bring any other item before an annual meeting review a copy of our bylaws.

ANNUAL REPORT

Our Annual Report containing audited financial statements for the fiscal year ended October 31, 2011 accompanies this proxy statement. WE WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED OCTOBER 31, 2011, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF JOSEPH SCIROCCO, CHIEF FINANCIAL OFFICER, AT OUR ADDRESS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board of Directors knows of no other matter which will be acted upon at our annual meeting. If any other matter is presented properly for action at our annual meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

QUIKSILVER, INC.

ROBERT B. McKNIGHT, JR.
Chairman of the Board,
Chief Executive Officer and President

Huntington Beach, California

February 8, 2012

QUIKSILVER, INC.

15202 GRAHAM STREET

HUNTINGTON BEACH, CA 92649

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert B. McKnight, Jr. and Charles S. Exon as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Quiksilver, Inc. held of record by the undersigned on January 20, 2012, at the Annual Meeting of Stockholders to be held on March 20, 2012 and at any adjournment or postponement of such meeting.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

QUIKSILVER, INC.

March 20, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at – http://www.quiksilverinc.com/proxy

Stockholders wishing to attend the annual meeting in person may obtain directions by contacting us at (714) 889-2200

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1. Election of Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ☐ William M. Barnum, Jr. ☐ Joseph F. Berardino ☐ James G. Ellis ☐ Charles S. Exon ☐ M. Steven Langman ☐ Robert B. McKnight, Jr. ☐ Robert L. Mettler ☐ Paul C. Speaker ☐ Andrew W. Sweet

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. AT THE TIME OF PREPARATION OF THE PROXY STATEMENT, THE BOARD OF DIRECTORS KNOWS OF NO BUSINESS TO COME BEFORE THE MEETING OTHER THAN THAT REFERRED TO IN THE PROXY STATEMENT.

All other proxies heretofore given by the undersigned to vote shares of stock of Quiksilver, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ¢
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder Date:		Signature of Stockholder ___________ Date: _______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.